Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
Phoenix Merger Sub, Inc.,
Phoenix Parent Corp.
and
Meadow Valley Corporation
Dated as of July 28, 2008

i

Glossary of Defined Terms

Defined Terms	Defined in
409A Authorities	SECTION 3.9(h)
Acceptable Confidentiality Agreement	SECTION 8.11(a)
Acquisition Proposal	SECTION 5.2(i)
Action	SECTION 5.7(a)
Affiliate	SECTION 8.11(b)
Agreement	Preamble
AJCA	SECTION 3.9(h)
Alternative Acquisition Agreement	SECTION 5.2(e)(i)
Articles of Incorporation	SECTION 8.11(c)
Articles of Merger	SECTION 1.2
Associate	SECTION 8.11(b)
Backlog	SECTION 8.11(d)
beneficial ownership	SECTION 8.11(e)
Bond	SECTION 8.11(f)
Bonded Project	SECTION 8.11(g)
Bonding Arrangement	SECTION 8.11(h)
Bonding Capacity	SECTION 8.11(i)
Breach Fee	SECTION 7.4(f)

Defined Terms	Defined in
Business Day	SECTION 8.11(j)
Bylaws	SECTION 8.11(k)
Change of Board Recommendation	SECTION 5.2(e)
Closing	SECTION 1.2
Closing Date	SECTION 1.2
Code	SECTION 1.7
Collective Bargaining Agreements	SECTION 3.10(a)
Combinations Law	Recitals
Common Shares	SECTION 3.2(a)
Company	Preamble
Company Balance Sheet	SECTION 3.5(e)(i)
Company Board Recommendation	SECTION 3.3(b)
Company Breakup Fee	SECTION 7.4(c)
Company Disclosure Letter	SECTION 8.11(l)
Company Fairness Opinion	SECTION 3.20
Company Financial Advisor	SECTION 3.8
Company Rights Agreement	SECTION 8.11(m)
Company SEC Reports	SECTION 8.11(n)
Company Securities	SECTION 3.2(a)
Confidentiality Agreements	SECTION 8.11(o)
Construction Agreement	SECTION 8.11(p)
Construction Agreement Party	SECTION 8.11(q)
Construction Project	SECTION 8.11(r)
Controlled Group Liability	SECTION 8.11(s)
Corporation Law	SECTION 5.2(h)
Current Employees	SECTION 5.8(b)
EBIT	SECTION 8.11(t)
Effective Time	SECTION 1.2
Environment	SECTION 3.14(b)(i)
Environmental Claim	SECTION 3.14(b)(ii)
Environmental Law	SECTION 3.14(b)(iii)
ERISA	SECTION 8.11(u)
ERISA Affiliate	SECTION 8.11(v)
Exchange Act	SECTION 3.4(b)
Excluded Party	SECTION 5.2(b)
Excluded Shares	SECTION 1.6
Expenses	SECTION 7.4(e)
Facility or Facilities	SECTION 8.11(w)
Financing	SECTION 5.11(a)
Financing Commitments	SECTION 4.5
GAAP	SECTION 8.11(x)
Government Contracts	SECTION 3.17(c)(i)
Governmental Entity	SECTION 3.4(b)
Hazardous Materials	SECTION 3.14(b)(iv)
hereby	SECTION 8.9
herein	SECTION 8.9
hereinafter	SECTION 8.9
HSR Act	SECTION 3.4(b)

Defined Terms	Defined in
Immaterial Leased Real Property	SECTION 3.15(a)
Immaterial Owned Real Property	SECTION 3.16(a)
including	SECTION 8.9
Indemnified Persons	SECTION 5.7(a)
Intellectual Property	SECTION 8.11(y)
knowledge	SECTION 8.11(z)
Laws	SECTION 3.13(a)(i)
Lease or Leases	SECTION 8.11(aa)
Leased Real Property	SECTION 8.11(bb)
Licensed Intellectual Property Agreements	SECTION 3.15(a)
Liens	SECTION 8.11(cc)
Material Adverse Effect	SECTION 8.11(dd)
Material Contract	SECTION 3.17(a)
Material Leased Real Property	SECTION 3.16(a)
Material Owned Real Property	SECTION 3.16(a)
Merger	SECTION 1.1
Merger Consideration	SECTION 1.6
Merger Sub	Preamble
Morgan Joseph	SECTION 3.8
NASDAQ	SECTION 3.4(b)
Nevada Secretary	SECTION 1.2
Nonqualified Deferred Compensation Plan	SECTION 3.9(h)
Notice Period	SECTION 5.2(e)(i)
Official Notice	SECTION 3.17(c)(ii)
Option	SECTION 2.4(a)
Other Filings	SECTION 3.7
Outside Date	SECTION 7.1(c)
Owned Real Property	SECTION 8.11(ee)
Parent	Preamble
Parent Disclosure Letter	SECTION 8.11(ff)
Parent Material Adverse Effect	SECTION 8.11(gg)
Paying Agent	SECTION 2.2(a)
Payment Fund	SECTION 2.2(a)
Permits	SECTION 3.13(a)(ii)
Permitted Liens	SECTION 8.11(hh)
Person	SECTION 8.11(ii)
Plan	SECTION 8.11(jj)
Preferred Shares	SECTION 3.2(a)
Proxy Statement	SECTION 3.7
Release	SECTION 3.14(b)(v)
Representatives	SECTION 8.11(kk)
Requisite Stockholder Vote	SECTION 3.21
Retiree Welfare Programs	SECTION 3.9(f)
RMI	SECTION 8.11(ll)
RMI Balance Sheet	SECTION 3.5(e)(ii)
RMI Common Shares	SECTION 3.2(c)
RMI Preferred Shares	SECTION 3.2(c)
RMI SEC Reports	SECTION 8.11(mm)

v

Defined Terms	Defined in
RMI Securities	SECTION 3.2(c)
Sarbanes-Oxley Act	SECTION 3.5(a)
SEC	SECTION 3.5(a)
Securities	SECTION 3.2(b)
Securities Act	SECTION 3.5(a)
Share or Shares	SECTION 1.6
Significant Customers	SECTION 3.24
Significant Suppliers	SECTION 3.24
SNDA	SECTION 8.11(nn)
Solicitation Period End-Date	SECTION 8.11(oo)
Solvent	SECTION 4.11
Special Committee	SECTION 8.11(pp)
Special Meeting	SECTION 5.4
Stock Right	SECTION 3.9(i)
Subsidiary	SECTION 8.11(qq)
Superior Fee	SECTION 7.4(d)
Superior Proposal	SECTION 5.2(i)
Surety	SECTION 8.11(rr)
Surviving Entity	SECTION 1.1
Takeover Laws	SECTION 3.3(b)
Tax	SECTION 3.12(p)
Tax Returns	SECTION 3.12(p)
Tax-Controlled Joint Venture	SECTION 3.12(p)
Title IV Plan	SECTION 3.9(c)
U.S. Tax-Controlled Joint Venture	SECTION 3.12(p)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2008 (this “Agreement”), by and among Phoenix Parent Corp., a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Meadow Valley Corporation, a Nevada corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;
     WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with Mr. Kenneth D. Nelson and Mr. Bradley E. Larson abstaining) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement pursuant to Ch. 92A of the Nevada Revised Statutes (the “Combinations Law”) and approve the transactions contemplated hereby, including the Merger;
     WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Combinations Law upon the terms and subject to the conditions set forth herein;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has obtained a letter of credit in support of its obligations hereunder, in the form set forth on Section 4.6 of the Parent Disclosure Letter; and
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Combinations Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving entity in the Merger (the “Surviving Entity”) and the separate corporate existence of Merger Sub shall cease.
     Section 1.2 Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but, unless otherwise agreed to in writing by the parties hereto, in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of Hunton & Williams LLP, Bank of America Plaza, Suite 4100, 600 Peachtree Street, N.E., Atlanta, Georgia 30308. Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Nevada (the “Nevada Secretary”), on or prior to the Closing Date, duly executed articles of merger (the “Articles of Merger”), as required by the Combinations Law, and shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Nevada Secretary, or (b) such later date and time as may be specified in the Articles of Merger with the consent of the parties. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”
     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Combinations Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
     Section 1.4 Articles of Incorporation and Bylaws. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be the articles of incorporation of the Surviving Entity, except that Article I thereof shall provide that the name of the Surviving Entity shall be “Meadow Valley Corporation.” Such articles of incorporation, as so amended, shall be the articles of incorporation of the Surviving Entity until thereafter amended as permitted by Law and such articles of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity. Such bylaws shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms of the bylaws, the articles of incorporation of the Surviving Entity and as permitted by Law.
     Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Entity (other than those who Merger Sub determines shall not remain as officers of the Surviving Entity) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.
     Section 1.6 Conversion of Shares. Each share of common stock of the Company, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor) shall be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.7) equal to $11.25, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.2. At the Effective Time, the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of the Shares and, subject to Section 2.1, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (for Shares other than Excluded Shares), without interest, as provided herein.
     Section 1.7 Withholding Taxes. Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares and stock options pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, stock options, stock appreciation rights, stock awards, restricted stock and stock units, as the case may be, in respect of which such deduction and withholding was made.
     Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Entity’s direct or indirect right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company and its Subsidiaries, including the capital stock of RMI owned by the Company, as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, at the sole cost and expense of the Surviving Entity, the directors and officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES;
TREATMENT OF EQUITY-BASED AWARDS
     Section 2.1 Dissenting Shares. In accordance with the Combinations Law, stockholders of the Company will not have appraisal rights with respect to their shares.
     Section 2.2 Payment for Shares.
     (a) At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to

Section 1.6 to holders of Shares that are issued and outstanding immediately prior to the Effective Time and entitled to the Merger Consideration (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available) or (iv) commercial paper obligations rated A-1 or P-1 or better from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving Entity; provided, that no such investment or any loss associated therewith shall relieve Parent, the Surviving Entity or the Paying Agent from making the payments required by this Article II. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.6, except as provided in this Agreement. Any profit or loss resulting from, or interest and other income provided by, such investments shall be for the account of Parent.
     (b) As soon as reasonably practicable, but no later than three Business Days after the Effective Time (or such longer period of time as Paying Agent shall require), the Surviving Entity shall cause the Paying Agent to commence mailing to the record holders of the Shares as of the Effective Time (which immediately prior to the Effective Time represented Shares, other than Excluded Shares) and to complete the mailing as soon as reasonably practical thereafter, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.7 equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name a Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Entity that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.2, each Share shall represent for all purposes solely the right to receive the Merger Consideration in cash, without interest, as provided herein.
     (c) At the option of the Surviving Entity, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Entity. Any former stockholders of the Company who have not complied with this Section 2.2 prior to the end of such one-year period shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claims for the Merger Consideration, without interest, as provided herein. Neither Parent nor the Surviving Entity shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims, interests or other Liens of any Person previously entitled thereto.
     (d) No dividends or other distributions with respect to capital stock of the Surviving Entity with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate.
     (e) In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Entity or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Entity or the Paying Agent with respect to such certificate (or the making of such other indemnity as the Surviving Entity or Paying Agent may reasonable request in lieu thereof), the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
     Section 2.3 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
     Section 2.4 Treatment of Options.
     (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the 2004 Equity Incentive Plan of the Company and the 1994 Stock Option Plan of the Company that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which Options shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Entity, in consideration for such cancellation, an amount in cash, equal to the product, if any, of (i) the number of Shares previously subject to such Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.
     (b) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions reasonably necessary to effectuate the foregoing provisions of this Section 2.4 (in form and substance reasonably acceptable to Parent); it being understood that the intention of the parties is that following the Effective Time no holder of an Option, or any participant in any Plan or other employee benefit arrangement of the Company or any of its Affiliates shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Entity and all such Options and rights under any Plan shall be cancelled and, other than as expressly set forth herein, such items and Plans shall terminate as of the Effective Time.

Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.4 are paid to the holders of the Options), the Company shall deliver to the holders of the Options appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     (c) The Company and Parent agree that it is their intent to, and that they will, report all income tax deductions resulting from the payment of any amounts paid pursuant to this Section 2.4 in the portion of the Company’s taxable year ended prior to the Effective Time.
     Section 2.5 Further Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the issued and outstanding Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.5; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as disclosed in the Section of the Company Disclosure Letter that specifically relates to such Section of Article III below or, if disclosed in any other Section of the Company Disclosure Letter, is reasonably apparent on its face to relate to such Section of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:
     Section 3.1 Organization and Qualification. The Company, each of its Subsidiaries and RMI is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of their respective jurisdictions of incorporation or organization. The Company, each of its Subsidiaries and RMI has the requisite corporate or similar power and authority to own, lease and operate its properties and conduct its business as currently conducted. The Company, each of its Subsidiaries and RMI is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1-1 of the Company Disclosure Letter sets forth a true, correct and complete copy of the Articles of Incorporation and Bylaws as currently in effect. The Company has heretofore made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or similar governing documents) as currently in effect for each of the Company’s Subsidiaries and RMI. Except as set forth in Section 3.1-2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Persons other than wholly-owned Subsidiaries and RMI. Neither the Company, any of its Subsidiaries or RMI is in breach of its organizational or governing documents in any material respect.

     Section 3.2 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, par value $0.001 per share (the “Common Shares”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). As of the date of this Agreement, 5,178,654 Common Shares and no Preferred Shares were issued and outstanding; and no Common Shares or Preferred Shares were held in the Company’s treasury. As of the date of this Agreement, there were Options to purchase 298,693 Common Shares and no Preferred Shares outstanding. As of the date of this Agreement, there were warrants to purchase 75,212 Common Shares and no Preferred Shares outstanding. Since December 31, 2007, except as set forth in Section 3.2(a)-1 of the Company Disclosure Letter, the Company has not granted any options, restricted stock or warrants or rights or entered into any other agreements or commitments to issue any Common Shares, Preferred Shares, derivatives of Common Shares, Preferred Shares or any other shares of its capital stock or interests with the economic equivalent thereof, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right. Section 3.2(a)-2 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of the aggregate Options, other equity-based awards and warrants outstanding, including the remaining term to exercise such right as well as the applicable exercise price in each case. Except as set forth in Section 3.2(a)-3 of the Company Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price, value or economic equivalent of the Shares or Preferred Shares. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(a)-3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.
     (b) Except as set forth in Section 3.2(b)-1 of the Company Disclosure Letter, the Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary, free and clear of any Lien other than Permitted Liens, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities Laws). The capital structure (including ownership) of each of the Subsidiaries is set forth in Section 3.2(b)-2 of the Company Disclosure Letter. All equity interests of the Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries, being referred to collectively as “Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value or economic equivalent of any shares of capital stock of any Subsidiary. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries or RMI to purchase, redeem or otherwise acquire any outstanding Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary or RMI.
     (c) The authorized capital stock of RMI consists of (i) 15,000,000 shares of common stock, par value $0.001 per share (the “RMI Common Shares”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “RMI Preferred Shares”). As of the date of this Agreement, 3,809,500 RMI Common Shares and no RMI Preferred Shares were issued and outstanding; no RMI Common Shares and no RMI Preferred Shares were held in RMI’s treasury; and 2,645,212 RMI Common Shares and no RMI Preferred Shares were beneficially owned by the Company. Since the transaction or transactions by which the Company obtained ownership of its initial shares of RMI, the Company has continuously owned a majority of the outstanding RMI Common Shares. As of the date of this Agreement, there were options and warrants to purchase 495,375 RMI Common Shares and no RMI Preferred Shares outstanding. Since December 31, 2007, except as set forth in Section 3.2(c)-1 of the Company Disclosure Letter, RMI has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any RMI Common Shares, RMI Preferred Shares, derivatives of RMI Common Shares or any other shares of its capital stock or interests with the economic equivalent thereof, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding RMI Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right. Section 3.2(c)-2 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of the aggregate options, warrants and other equity-based awards outstanding of RMI, including the remaining term to exercise such right as well as the applicable exercise price in each case. Except as set forth in Section 3.2(c)-3 of the Company Disclosure Letter, there are no outstanding (i) securities of RMI convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in RMI; (ii) options, warrants, rights or other agreements or commitments to acquire from RMI, or obligations of RMI to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) RMI; (iii) obligations of RMI to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in RMI (the items in clauses (i), (ii) and (iii), together with the capital stock of RMI, being referred to collectively as “RMI Securities”); or (iv) obligations of RMI or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price, value or economic equivalent of the RMI Common Shares or RMI Preferred Shares. Except as set forth in Section 3.2(c)-3 of the Company Disclosure Letter, neither RMI nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company, its Subsidiaries, RMI or any of its Subsidiaries to purchase, redeem or otherwise acquire any RMI Securities. There are no voting trusts or other agreements or understandings to which RMI or any of its Subsidiaries is a party with respect to the voting of capital stock of RMI. The Company took all reasonable steps to require RMI to render the restrictions on “business combinations” set forth in Section 78.411 et seq. and “control share acquisitions” set forth in Section 78.378 et seq. of the Corporation Law inapplicable to the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, including the Merger.
     Section 3.3 Authority for this Agreement; Board Action.
     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with Mr. Larson and Mr. Nelson abstaining and based in part on the fairness opinion provided by Morgan Joseph) (i) determined that this Agreement and the transactions contemplated hereby , including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv) taken all reasonable steps to render the restrictions on “business combinations” set forth in Section 78.411 et seq. and “control share acquisitions” set forth in Section 78.378 et seq. of the Corporation Law inapplicable to the execution and delivery of this

Agreement and the transactions contemplated hereby, including the Merger; and (v) resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.
     Section 3.4 Consents and Approvals; No Violation.
     (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby, including the Merger, will (i) violate or conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company or RMI; (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or RMI or by which any of their respective assets are bound; (iii) except as set forth on Section 3.4(a)-1 of the Company Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, any of the Leases or any insurance policy of the Company, any of its Subsidiaries or RMI; (iv) result (or, with the giving of notice, the passage of time or otherwise, would reasonably be expected to result) in the creation or imposition of any Lien on any asset of the Company, any of its Subsidiaries or RMI; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or RMI or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body or any arbitration panel the conclusions of which may be enforced by the judiciary (collectively, a “Governmental Entity”), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Articles of Merger with the Nevada Secretary, and (iv) any such other consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance relating to the Company or any of its Subsidiaries or Affiliates or RMI that would reasonably be expected to prevent or delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     Section 3.5 Reports; SEC Matters; Financial Statements.
     (a) (i) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since January 1, 2005, all of which have complied, as to form, as of their respective filing dates (and, if amended, as of the date of the last such amendment prior to the date of this Agreement) in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since January 1, 2005. There are no outstanding or unresolved comments in comment letters received from or, to the Company’s knowledge, unresolved issues raised by, the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company does not presently have any registration statement that is currently effective other than on a Form S-8 (File No. 333-62769) and Form S-3 (File No. 333-138620).
          (ii) RMI has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the SEC since August 23, 2005, all of which have complied, as to form, as of their respective filing dates (and, if amended, as of the date of the last such amendment prior to the date of this Agreement) in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. None of the RMI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of RMI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any RMI SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and RMI and any of its Subsidiaries, on the other hand, since January 1, 2005. Except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, there are no outstanding or unresolved comments in comment letters received from or, to the Company’s knowledge, unresolved issues raised by, the SEC with respect to the RMI SEC Reports. To the knowledge of the Company, except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, none of the RMI SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of RMI’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. RMI does not presently have any registration statement that is current effective other than on Form S-8.
     (b) (i) Except as set forth in Section 3.5(b)(i) of the Company Disclosure Letter, the audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Subsidiaries and RMI are consolidated for accounting purposes.
          (ii) Except as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, the audited and unaudited consolidated financial statements (including the related notes thereto) of RMI included (or incorporated by reference) in the RMI SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of RMI and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of RMI’s Subsidiaries are consolidated for accounting purposes.
     (c) (i) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s internal control over financial reporting provides the reasonable assurances discussed in Rule 13a-15(f) of the Exchange Act.
          (ii) RMI (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to RMI, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of RMI by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to RMI’s outside auditors and the audit committee of RMI’s Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that could reasonably be expected to adversely affect RMI’s ability to record, process, summarize and report financial information and (II) any fraud that involves management or other employees who have a significant role in RMI’s internal controls over financial reporting. RMI’s internal control over financial reporting provides the reasonable assurances discussed in Rule 13a-15(f) of the Exchange Act.
     (d) (i) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
          (ii) Neither RMI nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of RMI or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of RMI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that RMI or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing RMI or any of its Subsidiaries, whether or not employed by RMI or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by RMI or any of its officers or directors to the Board of Directors of RMI or any committee thereof or to any director or officer of RMI.
     (e) (i) Except as disclosed in the balance sheet of the Company, dated as of March 31, 2008, as filed with the SEC in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due other than such liabilities (A) disclosed in Section 3.5(e)(i) of the Company Disclosure Letter, (B) that have been incurred in the ordinary course of business consistent with past practice since March 31, 2008 as permitted by Section 5.1, or (C) that are otherwise incurred to the extent permitted by Section 5.1 (in each case with respect to clause (A), (B) and (C), which do not, individually or in the aggregate, increase the amount of the liabilities reflected on the Company Balance Sheet, on a consolidated basis, in excess of $3.0 million).
          (ii) Except as disclosed in the balance sheet of RMI, dated as of March 31, 2008, as filed with the SEC in RMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the “RMI Balance Sheet”), neither RMI nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, other than such liabilities (A) disclosed in Section 3.5(e)(ii) of the Company Disclosure Letter, (B) that have been incurred in the ordinary course of business consistent with past practice since December 31, 2007 as permitted by Section 5.1, (C) that are otherwise incurred to the extent permitted by Section 5.1
     (f) Since December 31, 2002, neither the Company nor RMI has engaged in any offering of securities in violation of applicable Law.
     Section 3.6 Absence of Certain Changes.
     (a) Except as expressly set forth in the Company SEC Reports or the RMI SEC Reports filed prior to the date of this Agreement, since December 31, 2007, the Company, its Subsidiaries and RMI have conducted their respective businesses in all material respects in the ordinary course.
     (b) Since December 31, 2007, except as expressly set forth in the Company SEC Reports or the RMI SEC Reports filed prior to the date of this Agreement, the Company, its Subsidiaries and RMI have not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.7 Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is filed with the SEC, is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representations and warranties contained in this Section 3.7 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Parent or Merger Sub or any of their respective directors, officers, Affiliates, agents or other representatives and expressly identified in such writing as for use therein.
     Section 3.8 Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Alvarez & Marsal Securities, LLC (the “Company Financial Advisor”) and Morgan Joseph & Co. Inc. (“Morgan Joseph”), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letters with the Company Financial Advisor and Morgan Joseph, respectively, in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.

     Section 3.9 Employee Matters.
     (a) Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of all material Plans. The Company does not maintain any Plan primarily for the benefit of employees who are located in any jurisdiction outside the United States. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement or, with respect to any material Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract, third party administration or other documentation of any related funding or administration arrangement; (iii) the summary plan description and summaries of material modifications; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the three most recent required Internal Revenue Service Forms 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code (and, if an application for a determination letter has been submitted and is pending with respect to any Plan, complete copies of such applications, as well as communications to and from the Internal Revenue Service with respect thereto); and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
     (b) With respect to each Plan, (i) all contributions due from the Company or any of its Subsidiaries or RMI or any of their respective ERISA Affiliates to date have been timely made in all material respects and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries or RMI which are not yet due have been properly recorded on the books of the Company or RMI and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company or RMI, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been timely requested and is pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or could reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and, to the Company’s knowledge, except as disclosed in Section 3.9(b)(iii) of the Company Disclosure Letter, nothing has occurred that has or would reasonably be expected to adversely affect qualification of such Plan, (iv) with respect to any Plan maintained outside the United States, if any, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its ERISA Affiliates, (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Plan, any fiduciaries of any Plan with respect to their duties to any Plan, or against the assets of any Plan or any trust maintained in connection with such Plan (other than as disclosed in Section 3.9(b)(v) of the Company Disclosure Letter), and (vi) except as disclosed in Section 3.9(b)(vi) of the Company Disclosure Letter, each Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. There is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Laws of foreign jurisdictions, or that would reasonably be expected to give rise to any Controlled Group Liability for Parent or Merger Sub after the Effective Time.
     (c) Except as disclosed in Section 3.9(c) of the Company Disclosure Letter, neither the Company nor its Subsidiaries nor RMI nor any of their respective ERISA Affiliates (i) maintains, contributes to, or participates, or has maintained, contributed to, or participated in, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (“Title IV Plan”) or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or, (z) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (ii) except with respect to the Title IV Plans, has incurred or reasonably expects to incur any material liability pursuant to the reporting and disclosure, participation and vesting, funding, fiduciary responsibility, continuation health coverage or group health plan availability, access and reversibility of Title I of ERISA or pursuant to Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.
     (d) No Plan is under audit or is the subject of a pending or, to the knowledge of the Company, threatened investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or contemplated. Except as disclosed in Section 3.9(d) of the Company Disclosure Letter, to the Company’s knowledge, no act or omission has occurred and no condition exists that could subject the Company or an ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company dated as of December 31, 2006. With respect to the matters disclosed in Sections 3.9(b)(iii), 3.9(b)(vi), 3.9(c) and 3.9(d) of the Company Disclosure Letter, the Company has, or will have taken prior to the Closing, all action reasonably necessary to correct any and all operational errors caused by or resulting from such matters, and neither the Company, nor RMI, nor Parent shall have any material liability with respect to such matters.
     (e) Except as expressly provided for in or pursuant to this Agreement or disclosed in Section 3.9(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in payments that would fail to be deductible by reason of Section 280G of the Code, or (v) except as disclosed in Section 3.9(e) of the Company Disclosure Letter, result in the payment or obligation of the Company, any of its Subsidiaries or the Surviving Entity for a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.
     (f) Neither the Company, RMI, any Subsidiary nor any of their respective ERISA Affiliates has any liability with respect to postretirement welfare benefit plans (the “Retiree Welfare Programs”) with respect to any Person other than coverage mandated by Section 4980B of the Code or similar state Law relating to required contribution coverage. There has been no written communication to employees of the Company or its ERISA Affiliates that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis, which is materially inconsistent with the provisions of the Plans. Each Retiree Welfare Program can be amended or terminated at any time in accordance with the terms of such Plan. Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in material compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulations or applicable state Laws.
     (g) Each individual who renders services to the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates who is classified by the Company, RMI, any Subsidiary or any of their respective ERISA Affiliates, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is, to the knowledge of the Company, properly so characterized.
     (h) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award or grant thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) (1) the final regulations issued thereunder, (2) the proposed regulations issued thereunder, or (3) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities. Section 3.9(h)-2 of the Company Disclosure Letter identifies the Plans that the Company has determined, based on a good faith, reasonable interpretation of the 409A Authorities, may constitute Nonqualified Deferred Compensation Plans.
     (i) Each Option or other similar right to acquire Shares or other equity of the Company or RMI (a “Stock Right”), (i) to the extent it was granted after December 31, 2004, has an exercise price that has never been less than the fair market value of the underlying equity as of the date such Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) to the extent it was granted after December 31, 2004, has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or other right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A), (iv) to the extent it was granted after December 31, 2004, has no right directly or indirectly contingent upon the exercise of a Stock Right, to receive an amount equal to all or part of the dividends of other distributions declared and paid on the number of shares underlying the Stock Right between the date of grant and the date of exercise of the Stock Right, and (v) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in the Company SEC Reports and provided to Parent. The Company has not granted any Options by use of backdating or other targeting of a grant date to achieve a lower exercise price than would have otherwise been utilized if such Option was granted on the date such grant was first duly authorized.
     Section 3.10 Employees.
     (a) There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, collective conflict, governmental investigation or lockout with respect to employees of the Company, any of its Subsidiaries, RMI or, to the knowledge of the Company without inquiry or investigation, with respect to any material independent contractor working on matters or projects involving the Company, any of its Subsidiaries or RMI and no such strike, walkout, slowdown, collective conflict, governmental investigation or lockout has occurred, that in any such case would be material to the business of the Company and its Subsidiaries taken as a whole, or RMI and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries or RMI is a party to or bound by any collective bargaining agreement and/or labor union contract (the “Collective Bargaining Agreements”).
     (b) Neither the Company, any of its Subsidiaries or RMI is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.
     (c) Except as would not be reasonably expected to result in the suspension or revocation of any material Permit in any jurisdiction or in any material liability to the Company, any of its Subsidiaries and RMI, the Company, each of its Subsidiaries and RMI are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including, but not limited to, Laws relating to discrimination, disability, labor relations, contracting and subcontracting of activities, hours of work, payment of wages and overtime wages, pay equity, immigration (including the Legal Arizona Workers Act) workers’ compensation, working conditions, employee scheduling, social security, union rights, illegal immigrants, occupational safety and health, family and medical leave, and employee terminations.
     (d) Neither the Company, any of its Subsidiaries or RMI has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.
     Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter or as set forth in Note 7 to the Company’s quarterly report on Form 10-Q for the three-month period ended March 31, 2008, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against (or for which the Company, any of its Subsidiaries or RMI has assumed liability) the Company, any of its Subsidiaries or RMI, or any properties or assets of the Company, any of its Subsidiaries or RMI, including by way of indemnity or contribution that (i) would reasonably be expected to result in a liability or expense (including attorneys fees) not covered by insurance in excess of $750,000, (ii) seeks injunctive or other equitable relief that would adversely affect the business of the Company, and its Subsidiaries taken as a whole, or RMI or (iii) if resolved in accordance with plaintiff’s demands, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as indicated in Section 3.11 of the Company Disclosure Letter, to the Company’s knowledge, the defense and settlement of each matter referenced therein is covered by the Company’s, its Subsidiaries’ or RMI’s, as applicable, existing insurance policies. Neither the Company, any of its Subsidiaries or RMI nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree. No officer or director of the Company, any of its Subsidiaries or RMI is a defendant in or, to the knowledge of the Company, threatened to be made a defendant in or under investigation with respect to, any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company, any of its Subsidiaries or RMI. To the knowledge of the Company, there are no SEC legal actions, audits, inquiries or investigations, other actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting, internal control, disclosure control and procedures or other practices of the Company, any of its Subsidiaries or RMI or any malfeasance by any director or executive officer of the Company, any of its Subsidiaries or RMI.
     Section 3.12 Tax Matters. Except as expressly disclosed in the Form 10-K for the year ended December 31, 2007 filed by each of the Company and RMI with the SEC and except as set forth in Section 3.12 of the Company Disclosure Letter:
     (a) The Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have timely filed or there has been filed on its behalf (after giving effect to all timely filed extensions) all material returns relating to Taxes required to be filed by applicable Law with respect to the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture or any of their income, properties or operations. Except as reserved on the Company’s and RMI’s financial statements, all such returns are true, correct and complete in all material respects and accurately set forth all material items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. Except as reserved on the Company’s and RMI’s financial statements, the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have timely paid (or had timely paid on its behalf) all material Taxes attributable to the Company, each of its Subsidiaries, RMI and any Tax-Controlled Joint Venture that were due and payable, without regard to whether such Taxes have been assessed or have been shown on such Tax Returns. To the extent requested by Parent, the Company has made available to Parent true, correct and complete copies of all income Tax Returns, and any amendments thereto, filed by or on behalf of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture or any member of a group of corporations including the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture, and any material correspondence with any Tax authority relating thereto.
     (b) The Company, each of its Subsidiaries and RMI have made adequate provisions in accordance with GAAP in the consolidated financial statements included in the Company SEC

Reports and the RMI SEC Reports for the payment of all material Taxes for which the Company, any of its Subsidiaries and RMI may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. Since the date of the most recent consolidated financial statements included in the Company SEC Reports and the RMI SEC Reports filed prior to the date hereof, none of the Company, any of its Subsidiaries or RMI has accrued any liability for Tax, other than in the ordinary course of business.
     (c) All federal income Tax Returns and all state, local and foreign Tax Returns of the Company, each of its Subsidiaries, RMI and each Tax-Controlled Joint Venture have been audited and settled, or are closed to assessment, for all years through 2003. Except as set forth on Section 3.12(c)-1 of the Company Disclosure Letter, there is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture for any alleged material deficiency in Taxes, and none of the Company, any Subsidiary, RMI or any Tax-Controlled Joint Venture has been informed in writing of the commencement of any audit or investigation with respect to any liability of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture for Taxes that have not been reserved for on the Company’s or RMI’s financial statements. Except for any Taxes reserved for on the Company’s or RMI’s financial statements, no issue has been raised in writing in any prior examination or audit that was not resolved without continuing liability and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to waive or extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company, any of its Subsidiaries or RMI may be liable, nor have any such agreements been requested. No material assets of the Company or any of its Subsidiaries or RMI are subject to any liens for Taxes, other than for Taxes not yet due and payable or being contested in good faith, each of which is set forth on Section 3.12(c)-2 of the Company Disclosure Letter.
     (d) The Company, each of its Subsidiaries and RMI and, to the Company’s knowledge, each Tax-Controlled Joint Venture have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods since December 31, 2005 and, to the extent required, have remitted such amounts to the appropriate governmental authorities, in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation); provided, however, that in the case of income taxes, this Section 3.12(d) shall not apply to the extent such Taxes have been reserved for in the Company’s or RMI’s financial statements.
     (e) There is no material obligation of the Company, any of its Subsidiaries, RMI or any Tax-Controlled Joint Venture to pay or to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, any of its Subsidiaries, or RMI, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

     (f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where none of the Company, any of its Subsidiaries or RMI has filed Tax Returns that the Company, such Subsidiary or RMI (as relevant) is or may be subject to taxation by that jurisdiction.
     (g) None of the Company, any of its Subsidiaries, RMI, or any U.S. Tax-Controlled Joint Venture has been a party to or a participant in, or a material advisor (within the meaning of Section 6111(b)(1) of the Code) with respect to a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
     (h) None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law which, based on current facts and circumstances, could have a material effect on any period after the Effective Time.
     (i) The Company, each of its Subsidiaries, RMI and each U.S. Tax-Controlled Joint Venture has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
     (j) None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture is required (or will be required as a result of the Merger) to include a material item of income or to exclude a material item of deduction for any period after the Effective Time pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and none of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. None of the Company, any of its Subsidiaries, RMI or any U.S. Tax-Controlled Joint Venture has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.
     (k) There are no foreign Subsidiaries of the Company or RMI, including for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes.
     (l) None of the Company, any of its Subsidiaries, RMI or, to the Company’s knowledge, any Tax-Controlled Joint Venture, has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.

     (m) At no time has the Company, any of its Subsidiaries or RMI had an ownership change described in Section 382(l)(5)(A) of the Code.
     (n) There are no Tax sharing or similar agreements or arrangements to which the Company, any of its Subsidiaries or RMI is a party and which require a payment to any Person other than the Company, any of its Subsidiaries or RMI.
     (o) None of the Company, any of its Subsidiaries or RMI has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company, any of its Subsidiaries or RMI been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
     (p) For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, (ii) “Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof, in each case, filed or required to be filed with any Governmental Entity, (iii) “Tax-Controlled Joint Venture” means any Company joint venture as to which the Company, any of its Subsidiaries or RMI (x) is the “tax matters partner,” within the meaning of Section 6231(a)(7) of the Code or (y) has effective control over the preparation of Tax Returns, and (iv) “U.S. Tax-Controlled Joint Venture” means any Tax-Controlled Joint Venture which is organized under the laws of the United States, any state thereof or the District of Columbia, or which is engaged in a trade or business in the United States.
     Section 3.13 Compliance with Law; No Default.
     (a) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:
          (i) neither the Company, any of its Subsidiaries or RMI is, or has during the past three years, been in conflict with, in default with respect to or in violation of any statute, law (including common law), ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company, any of its Subsidiaries or RMI or by which any property or asset of the Company, any of its Subsidiaries or RMI is bound or affected;

          (ii) the Company, each of its Subsidiaries and RMI have all permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities (“Permits”) required by all applicable Laws to own, lease, occupy and operate their properties and to operate their business consistent with past practice; and
          (iii) there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit.
     (b) A copy of each valid Permit or evidence of continuing coverage under an expired Permit has been made available to Parent, and a list of such Permits and evidence is set forth in Section 3.13(b) of the Company Disclosure Letter.
     (c) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Company, each of its Subsidiaries and RMI are in compliance with and qualify for continuing coverage under the terms of Permits identified on
Schedule 3.13(b). To the Company’s knowledge, no event has occurred and no circumstance exists that could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.
     Section 3.14 Environmental Matters.
     (a) Except for acts, events or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
          (i) each of the Company, its Subsidiaries and RMI (A) is and has been in compliance with applicable Environmental Laws, (B) has received or secured and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business, (C) has submitted to the applicable Governmental Entity, in a timely manner, all applicable registrations and notices required under Environmental Laws for the conduct of its business, (D) has completed, in a timely manner, all plans required under any Environmental Laws or pursuant to any Permit required for the conduct of its business and (E) has provided a copy of each document referenced in this subsection to Parent;
          (ii) neither the Company, any of its Subsidiaries nor RMI has been in the past ten years or is presently the subject of any Environmental Claim and, to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company, any of its Subsidiaries, RMI or any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of Law by the Company, any of its Subsidiaries or RMI;
          (iii) neither the Company, any of its Subsidiaries, RMI nor, to the knowledge of the Company, any other Person has released or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased or operated or previously owned, leased or operated by the Company, any of its Subsidiaries or RMI;
          (iv) no properties currently owned, leased or operated by the Company, any of its Subsidiaries or RMI contain any landfills, disposal areas, underground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials;
          (v) no properties currently owned, leased or operated by the Company, any of its Subsidiaries or RMI contain surface impoundments in violation of any Environment Law or Permits;
          (vi) neither the Company, any of its Subsidiaries nor RMI has arranged for the off-site shipment of any Hazardous Materials that gives rise to liabilities or obligations under any Environmental Law;
          (vii) no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property currently owned, leased, operated or used by the Company, any of its Subsidiaries or RMI;
          (viii) the diesel-powered generators and other equipment that have pending nonroad diesel engine determinations by Arizona Department of Environmental Quality were operated by the Company, its Subsidiaries and RMI prior to February 21, 2008 in a manner that will not give rise to liabilities or obligations under Environmental Laws or Permits and such generators and equipment may continue to be operated by the Company, its Subsidiaries and RMI in a similar manner without any liabilities or obligations under Environmental Laws or Permits; and
          (ix) the Arizona Department of Environmental Quality, Notices of Violations issued to Meadow Valley Contractors, Inc., Meadow Valley, May 6, 2008: Case ID 94707 and 95036 will not give rise to liabilities or obligations under Environmental Laws or Permits and the Company, its Subsidiaries and RMI may continue to operate as they did prior to the related Notice of Violations inspection without incurring any liabilities or obligations.
     (b) For purposes of the Agreement:
          (i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
          (ii) “Environmental Claim” means any written Action by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, any of its Subsidiaries or RMI, or (b) any violation of any Environmental Law.
          (iii) “Environmental Law” means any Law or common law interpreted to apply to the business and types of operations performed by the Company, its Subsidiaries and RMI, or any binding agreement issued or entered between the Company, its Subsidiaries or RMI and any

Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building or structure.
          (iv) “Hazardous Materials” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, lead-based paint, any solid or hazardous, waste, and any toxic, radioactive, or hazardous substance, or material including any substance, material or waste which is defined, regulated or classified as hazardous under any Environmental Law.
          (v) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or from any property, including movement through air, soil, surface water, groundwater or property.
     Section 3.15 Intellectual Property.
     (a) Section 3.15-1 of the Company Disclosure Letter sets forth a true and correct list of all of the following Intellectual Property owned, directly or indirectly, by the Company, any of its Subsidiaries or RMI (specifically identifying the applicable entity): (i) registered or patented Intellectual Property (or application therefor), (ii) material (non-off-the shelf) computer software and (iii) material unregistered Intellectual Property. The Company, its Subsidiaries or RMI, as the case may be and as identified in Section 3.15-1 of the Company Disclosure Letter, own and possess the entire right, title and interest in and to all Intellectual Property set forth on Section 3.15-1 of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens and Liens that will be released at Closing). The Company, its Subsidiaries and RMI own and possess the entire right, title, and interest in and to, or have a valid and enforceable right to use (pursuant to written license agreements set forth on Section 3.15-2 of the Company Disclosure Letter (the “Licensed Intellectual Property Agreements”) or licenses of off-the-shelf desktop computer application software having a license fee per user of less than $500), all other Intellectual Property used in or necessary for the operation of their businesses.
     (b) Neither the Company, any of its Subsidiaries nor RMI (i) has, to the Company’s knowledge, infringed upon or misappropriated the Intellectual Property of others, (ii) has received any notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including, without limitation, any demands or unsolicited offers to license any Intellectual Property from any other Person) and (iii) has received any notice challenging or questioning the validity, enforceability, use or ownership of any of the Company’s, its Subsidiaries’ or RMI’s Intellectual Property.
     (c) To the Company’s knowledge, no Person is using any Intellectual Property that is confusingly similar to, which infringes upon, misappropriates or conflicts with the Company’s, its Subsidiaries’ or RMI’s rights with respect to the Company’s, its Subsidiaries’ or RMI’s products, processes or Intellectual Property.

     (d) The Company, its Subsidiaries and RMI, as the case may be, have taken all commercially reasonable actions to maintain and protect all of the Company’s, its Subsidiaries’ and RMI’s Intellectual Property.
     (e) The Company, its Subsidiaries and RMI own and possess the entire right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company, its Subsidiaries and RMI, as the case may be, including, without limitation, the Intellectual Property described on Section 3.15-1 of the Company Disclosure Letter.
     (f) The computer systems, including, without limitation, the software, hardware and networks currently used by the Company, its Subsidiaries and RMI in the operation of their respective businesses, are sufficient for the immediate needs of their businesses, as presently conducted.
     Section 3.16 Real Property.
     (a) The lists of Owned Real Property and Leased Real Property set forth on Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall designate whether each Owned Real Property and Leased Real Property is “material” or “immaterial” to the Company’s, or any of its Subsidiaries’ or RMI’s, business. The Company represents and warrants that each such property  identified as “immaterial” on Sections 3.16(b) or 3.16(c)-1 of the Company Disclosure Letter is, in fact, not material to the Company’s, or any of its Subsidiaries’ or RMI’s business as currently conducted. For purposes of Sections 3.16, 5.19 and 6.2(e) only, the Owned Real Property and Leased Real Property identified as “material” in Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall hereinafter be referred to as the “Material Owned Real Property” and “Material Leased Real Property,” respectively, and the Owned Real Property and Leased Real Property identified as “immaterial” in Sections 3.16(b) and 3.16(c)-1 of the Company Disclosure Letter shall hereinafter be referred to as the “Immaterial Owned Real Property” and “Immaterial Leased Real Property,” respectively.
     (b) Title to Owned Real Property. The Company, one of its Subsidiaries or RMI holds good, valid and marketable title to the Material Owned Real Property listed on Section 3.16(b) of the Company Disclosure Letter, free and clear of any and all Liens, except for Permitted Liens.
     (c) Leased Real Property. Section 3.16(c)-1 of the Company Disclosure Letter sets forth the address or location of each Leased Real Property and a list of all Leases of the Company, any of its Subsidiaries and RMI. Except as set forth on Section 3.16(c)-1 of the Company Disclosure Letter, (i) the Company, one of its Subsidiaries or RMI has a valid leasehold interest in each of the Material Leased Real Properties; (ii) each Lease of Material Leased Real Property is legal, valid, binding and enforceable against the Company and its Subsidiaries or RMI (as applicable) in accordance with its terms and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iii) neither the Company, any of its Subsidiaries nor RMI, or, to the Company’s knowledge, any other party to any Lease, is in breach or default under any Lease and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any Lease; (iv) all rent and other sums and charges payable to the Company, any of its Subsidiaries or RMI under all Leases are current; (v) neither the Company’s, any of its Subsidiaries’ nor RMI’s possession and quiet enjoyment of each Material Leased Real Property is being disturbed; (vi) there are no material disputes with respect to any Leases of Material Leased Real Property; (vii) no security deposit or bond provided as security, or portion thereof, if applicable, has been applied in respect of a breach or default under any Lease that has not been redeposited or replenished in full; (viii) the other party to each Lease of Material Leased Real Property is not, and was not at the time of execution, in any way affiliated with the Company, any of its Subsidiaries or RMI; and (ix) neither the Company, any of its Subsidiaries nor RMI has collaterally assigned or granted any security interest in any of the Leases of Material Leased Real Property or any interest therein (other than Permitted Liens).
     (d) No Additional Property Interests. Other than the Owned Real Property and Leased Real Property, neither the Company, any of its Subsidiaries nor RMI has any other interest in real property, whether owned, leased or otherwise, and the Owned Real Property and Leased Real Property constitute all of the real property necessary to conduct the Company’s, its Subsidiaries’ and RMI’s businesses as currently conducted.
     (e) Condition of Owned Real Property and Leased Real Property. Except as set forth on Section 3.16(e) of the Company Disclosure Letter:
          (i) No Permitted Lien adversely affects the Company’s, the applicable Subsidiary’s or RMI’s use, ownership or occupancy of the Material Owned Real Property or its operation of its business on, in or about the Material Owned Real Property, and, to Company’s knowledge, no Lien adversely affects the Company’s, the applicable Subsidiary’s or RMI’s use or occupancy of the Material Leased Real Property or its operation of its business on, in or about the Material Leased Real Property;
          (ii) To the Company’s knowledge, there is no condemnation, expropriation or eminent domain proceeding of any kind pending or threatened against any of the Material Owned Real Property or Material Leased Real Property, or any portion thereof, or other legal matters adversely affecting the Company’s, the applicable Subsidiary’s or RMI’s occupancy and use thereof;
          (iii) To the Company’s knowledge, the Material Owned Real Property and Material Leased Real Property are occupied and utilized for the Company’s, its Subsidiaries’ and RMI’s businesses under valid and current certificates of occupancy, Permits and other similar authorizations from any Governmental Entity (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”) having jurisdiction, and the transactions contemplated by this Agreement will not require the issuance of any material new or amended certificates of occupancy, Permits or other similar authorizations from any Governmental Entity (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”) having jurisdiction; there are no facts, to the knowledge of the Company, that would prevent the Material Owned Real Property or Material Leased Real Property from being occupied and utilized for the Company’s, its Subsidiaries’ and RMI’s businesses after the Effective Time in the same manner as before;

          (iv) All Facilities on the Owned Real Property and the Leased Real Property are occupied and used in material compliance with all laws (excluding such laws as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”), and all such Facilities on the Owned Real Property and, to the knowledge of the Company, the Leased Real Property are constructed in material compliance with all laws;
          (v) The Company, its Subsidiaries and RMI, respectively, have obtained all variances and special use Permits necessary for the proper and lawful operation of the business, as currently conducted, on the Material Owned Real Property and the Material Leased Real Property (excluding such Permits as are covered by the representations and warranties set forth in Section 3.14 hereof entitled “Environmental Matters”);
          (vi) Neither the Company, any of its Subsidiaries nor RMI, has received any notice of a violation of any material covenant, condition, easement, restriction or other similar encumbrance affecting the Owned Real Property or Leased Real Property or relating to their uses or occupancy, nor, to the knowledge of the Company, are there any facts or circumstances that could give rise to any such violation;
          (vii) The Company, its Subsidiaries and RMI have complied with any and all material restrictions, whether imposed by covenant, deed, easement or otherwise, that are of record or that exist affecting the Owned Real Property, and the Company’s, its Subsidiaries’ and RMI’s use of the Leased Real Property has complied with any and all material restrictions, whether imposed by covenant, deed, easement, contract or otherwise;
          (viii) The Material Owned Real Property and Material Leased Real Property have, and will have as of the Closing Date, sufficient (to the extent necessary and as applicable), in quality and quantity, water supply, storm and sanitary sewage facilities, gas, electricity, fire protection and, without limitation, other required utilities and services for the continued occupancy and use of the Material Owned Real Property and Material Leased Real Property for the Company’s, its Subsidiaries’ and RMI’s businesses as currently conducted;
          (ix) The Company does not have any knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be or would be assessed as special taxes or charges against the Material Owned Real Property or Material Leased Real Property;
          (x) All Facilities on the Material Owned Real Property and Material Leased Real Property are, taken as a whole, in reasonable operating condition and repair (subject to normal wear and tear) and are adequate for occupancy and use in accordance with the Company’s, its Subsidiaries’ and RMI’s past practice;
          (xi) The Facilities on the Material Owned Real Property and Material Leased Real Property do not encroach on any easement that may materially burden a Facility;
          (xii) The Company does not have any knowledge of any condition that would result in the termination or impairment of access to the Material Owned Real Property or Material Leased Real Property and such access is sufficient for the operation of the Company’s, its Subsidiaries’ or RMI’s businesses thereon;

          (xiii) Neither the Company, any of its Subsidiaries or RMI has, or has had, any material boundary, water drainage or supply or other similar material disputes with the owners of any property adjacent to the Material Owned Real Property or the Material Leased Real Property and the Company does not have any knowledge of any such material dispute involving former owners of the Material Owned Real Property or Material Leased Real Property;
          (xiv) Neither the Company, any of its Subsidiaries nor RMI has received any notice of outstanding requirements or recommendations by the insurance companies who issue or have issued insurance policies insuring the Owned Real Property and Leased Real Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any material repairs or work to be done on the Owned Real Property and Leased Real Property;
          (xv) Neither the Company, any of its Subsidiaries or RMI owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Material Owned Real Property or Material Leased Real Property;
          (xvi) There are no parties in possession of the Material Owned Real Property or Material Leased Real Property that are not entitled to such possession; and
          (xvii) There are no outstanding options or rights of first refusal to purchase the Material Owned Real Property, or any portion thereof or interest therein.
     (f) Real Property Related Documentation. The Company has furnished or made available to Parent and Merger Sub, to the extent in the Company’s possession or control: (i) all certificates of occupancy and other material Permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Material Owned Real Property and Material Leased Real Property; (ii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints relating to the Material Owned Real Property; (iii) all policies of title insurance on the Material Owned Real Property and Material Leased Real Property; (iv) all vesting deeds for the Material Owned Real Property and Leases for the Leased Real Property; (v) all existing Phase I, Phase II or other environmental reports or studies in draft or final form, relating to the Owned Real Property and Leased Real Property; and (vi) any surveys or plats relating to the Material Owned Real Property and Material Leased Real Property.
     Section 3.17 Material Contracts.
     (a) Sections 3.17(a)(i) – (xvii) of the Company Disclosure Letter list all existing contracts, agreements, commitments, arrangements, leases and other instruments to which the Company, any of its Subsidiaries or RMI is a party or by which the Company, any of its Subsidiaries or RMI or any of their respective properties or assets is bound (other than Plans and Leases) as of the date of this Agreement that:
          (i) (A) have a term longer than one year from the date hereof that involve payments by the Company, any of its Subsidiaries or RMI in excess of $250,000 per year, or (B) with a term less than one year from the date hereof that involve payments by the Company, any of its Subsidiaries or RMI in excess of $200,000, that are not terminable without premium or penalty on less than 30 days’ notice;

          (ii) are employment agreements, management agreements, consulting agreements, change of control agreements or severance agreements;
          (iii) are indemnification agreements with respect to any officer or director of the Company, any of its Subsidiaries or RMI;
          (iv) contain non-compete covenants that restrict the operations of the Company, any of its Subsidiaries or RMI (or which, immediately following the consummation of the Merger, would restrict the operations of the Surviving Entity or any of its Affiliates);
          (v) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture;
          (vi) relate to (A) indebtedness for borrowed money (including mezzanine financing), capital lease obligations, or the deferred purchase price of property and having an outstanding principal amount in excess of $200,000, (B) conditional sale arrangements in connection with which the aggregate actual or contingent obligations of the Company, its Subsidiaries or RMI under such contract are greater than $100,000, (C) any off-balance sheet arrangement, or (D) any guaranty thereof;
          (vii) were entered into after December 31, 2007, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $250,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);
          (viii) relate to an acquisition, divestiture, merger, acquisition of assets or similar transaction that have any remaining obligations that could be expected to result in payments by the Company, any of its Subsidiaries or RMI in excess of $250,000;
          (ix) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company, any of its Subsidiaries or RMI;
          (x) other than as already identified above, obligate the Company, any of its Subsidiaries or RMI to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000;
          (xi) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit;
          (xii) relate to the purchase or sale of real property;
          (xiii) are or would be required to be filed by the Company or RMI as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company or RMI on a Current Report on Form 8-K;
          (xiv) are Government Contracts;

          (xv) any agreement with any Surety;
          (xvi) are Licensed Intellectual Property Agreements, other than license agreements for software that is generally commercially available or that relate to off-the-shelf products; or
          (xvii) are warrants or other contractual rights or agreements to acquire any equity ownership interest in the Company, its Subsidiaries or RMI.
     Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Material Contract.”
     (b) Each Material Contract and Lease is legal, valid, binding and enforceable in accordance with its terms against the Company, the Subsidiary of the Company that is a party thereto or RMI, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company, its Subsidiaries or RMI, as applicable, are in compliance in all material respects with all obligations required to be performed or complied with by them under each Material Contract and Lease. There is no material default under any Material Contract or Lease by the Company, any of its Subsidiaries or RMI or, to the knowledge of the Company, by any other party, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, could constitute a material default thereunder by the Company, any of its Subsidiaries or RMI, or to the knowledge of the Company, by any other party.
     (c) With respect to any Government Contract:
          (i) Section 3.17(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all contracts entered into since December 31, 2005 between the Company, any of its Subsidiaries or RMI and any Governmental Entity that provides or provided for annual payments in excess of $100,000 to any of the Company, any of its Subsidiaries or RMI (the “Government Contracts”), true, complete and correct copies of which have been made available to Parent.
          (ii) Except as set forth in Section 3.17(c)(ii)-1 of the Company Disclosure Letter, neither the Company, any of its Subsidiaries or RMI is a party to any current material dispute relating to a Government Contract. Except as set forth on Section 3.17(c)(ii)-2 of the Company Disclosure Letter, since January 1, 2006, neither the Company, any of its Subsidiaries or RMI has received notice from the Governmental Entity that is counterparty in any such Government Contract (“Official Notice”) that the Company, any of its Subsidiaries or RMI has breached or violated any applicable Law, certification, representation, clause, provision or requirement with respect to any Government Contract. There is no current or, to the knowledge of the Company, threatened Action against the Company, any of its Subsidiaries or RMI arising out of or relating to any Government Contract. Neither the Company, any of its Subsidiaries or RMI has received an Official Notice that constitutes a cure notice, a show cause notice, a suspension of work notice or a stop work order with respect to any Government Contract.

          (iii) Except as set forth in Section 3.17(c)(iii) of the Company Disclosure Letter, since January 1, 2006, neither any Governmental Entity nor any other Person has given Official Notice to the Company, any of its Subsidiaries or RMI that the Company, any of its Subsidiaries or RMI or any of its or their directors, officers, agents or employees have breached or violated any applicable Law or certification relating to any Government Contract.
          (iv) With respect to each Government Contract, except as set forth in Section 3.17(c)(iv) of the Company Disclosure Letter, since January 1, 2006, no payment due to the Company, any of its Subsidiaries or RMI relating to any Government Contract has been withheld or set off (except to the extent such withholding or setting off is in the ordinary course of business), nor has any claim or, to the knowledge of the Company, threat been made by any Governmental Entity to withhold or set off (except to the extent such withholding or setting off is in the ordinary course of business) money due to the Company, any of its Subsidiaries or RMI under a Government Contract or to conduct an audit or investigation.
          (v) Since January 1, 2006, the Company, its Subsidiaries and RMI have, with respect to all Government Contracts (A) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract and all clauses, provisions and requirements incorporated by reference or by operation of Law and (B) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by Law or the applicable Government Contract.
          (vi) Except as set forth in Section 3.17(c)(vi) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor RMI has received Official Notice of any warranty claims relating to any Government Contract.
          (vii) Since January 1, 2006, neither the Company, any of its Subsidiaries or RMI has received Official Notice of any unfavorable past performance assessments, evaluations or ratings relating to any Government Contract.
          (viii) Except as set forth in Section 3.17(c)(viii) of the Company Disclosure Letter, no Government Contracts are subject to any right of set off, except as provided under applicable Law. Neither the Company, any of its Subsidiaries or RMI has received any written Official Notice that monies due under any Government Contract are or may be subject to withholding or set off other than in the ordinary course of business.
          (ix) Except as set forth in Section 3.17(c)(ix) of the Company Disclosure Letter, during the past three years, neither the Company, any of its Subsidiaries or RMI has been or is now being audited (other than routine audits upon completion of the project under the applicable Government Contract for which there was or is no material discrepancy with respect to such completed project) or, to the knowledge of the Company, investigated, by any Governmental Entity in respect of any Government Contract.
          (x) Neither the Company, any of its Subsidiaries or RMI, nor, to the knowledge of the Company, any of the Company’s, any of its Subsidiary’s or RMI’s officers, directors or employees, has provided to any Person any materially false or misleading information with respect to the Company, any of its Subsidiaries or RMI in connection with the procurement of, performance under or renewal of, any Material Contract.
     Section 3.18 Title to Assets. (a) Except as set forth in Section 3.18 of the Company Disclosure Letter, each of the Company and its Subsidiaries, and, to the knowledge of the Company, RMI, has good and marketable title to, or a valid leasehold interest in, the material properties and assets used by it, or shown on the balance sheet of the Company or RMI, as applicable, as of December 31, 2007 or acquired after the date thereof (excluding the Owned Real Property and Leased Real Property, which are addressed by Section 3.16(e), free and clear of all Liens other than Permitted Liens and Liens that will be released as of the Closing Date, except for properties and assets disposed of in the ordinary course of business since the date of the December 31, 2007 balance sheet.
     (b) The machinery, equipment and other tangible assets constituting the assets that the Company, its Subsidiaries and RMI own, lease and use in the conduct of their businesses (excluding the Owned Real Property and Leased Real Property that are addressed by Section 3.16(e), are, taken as a whole, in reasonable operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put. These assets, along with the Intellectual Property of the Company, its Subsidiaries and RMI, constitute all the assets of the businesses and rights necessary to operate the businesses of the Company, its Subsidiaries and RMI, as applicable, as currently conducted.
     Section 3.19 Insurance. The Company, its Subsidiaries and RMI maintain insurance policies that are customary for companies of similar size in the industries in which the Company, its Subsidiaries and RMI operate. With respect to each material insurance policy, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company, any of its Subsidiaries nor RMI is in material breach or default, and neither the Company, nor any of its Subsidiaries nor RMI has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification of, any such policy, (c) there are no claims pending that have been denied, rejected or disputed by any insurer or as to which any insurer has made any reservation of rights or refused coverage with respect to all or any portion of such claims, (d) the current and historical coverage limits have not been exhausted and/or materially impaired, and (e) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, or premium increase in excess of $50,000 per year (other than premium increases based on increases in payroll amounts or revenues), has been received with respect to any policy. There are no gaps in the coverage periods with respect to any of the historical insurance policies of the Company, its Subsidiaries or RMI and any predecessor companies of any of them.
     Section 3.20 Opinion. Prior to the execution of this Agreement (but no more than two days prior), Morgan Joseph has delivered to the Special Committee its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent for informational purposes only. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement and Other Filings. The Company Fairness

Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
     Section 3.21 Required Vote of Company Stockholders. The only vote of the holders of outstanding securities of the Company required by the Articles of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”
     Section 3.22 State Takeover Statutes. Except for those which have been made not applicable by valid action of the Board of Directors of the Company and RMI prior to the execution and delivery hereof, no Takeover Laws, as such relate to the Company or RMI, apply or purport to apply to (i) this Agreement, (ii) the Merger or the other transactions contemplated hereby, or (iii) the transaction or transactions by which the Company obtained ownership of its initial shares of RMI.
     Section 3.23 Rights Agreement. The Board of Directors of the Company has approved and duly authorized and the Company has executed an amendment and will amend, within five Business Days of the date of this Agreement (substantially in the form provided to Parent), the Company Rights Agreement to the effect that neither of Parent or Merger Sub or any of their respective Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement), and that such Company rights will not separate from the underlying shares of common stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the approval, execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby. The Company Rights Agreement shall terminate and be of no further force or effect immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Company rights thereunder.
     Section 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Letter sets forth a true, complete and correct list of (a) the Company’s (on a consolidated basis) and (b) RMI’s 20 largest customers (“Significant Customers”) and 20 largest suppliers (“Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of the fiscal years ended December 31, 2006 and 2007. Since December 31, 2006, none of the Company, any of its Subsidiaries or RMI has received any written indication from any Significant Customer or Significant Supplier to the effect that such customer or supplier will stop or materially reduce buying or supplying materials, products or services from or to the Company, its Subsidiaries or RMI, as applicable.
     Section 3.25 Affiliate Transactions. Except for this Agreement and the Merger or as disclosed on Section 3.25 of the Company Disclosure Letter, since January 1, 2005 there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than any Subsidiary of the Company), including RMI, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been properly disclosed.

     Section 3.26 Product Warranties; Product Liability Claims. As of the date of this Agreement, no product warranty, product liability, product recall or similar claims have been made against or with respect to the Company’s, its Subsidiaries’ or RMI’s businesses since December 31, 2004 except for claims that are not material to the business of the Company, its Subsidiaries and RMI, taken as a whole. Since December 31, 2004, no Person (including, but not limited to, any Governmental Entity of any kind) has asserted in writing any material claim against the Company, any of its Subsidiaries or RMI under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the Company’s, any of its Subsidiaries’ or RMI’s businesses.
     Section 3.27 Bonding.
     (a) As of the date of this Agreement, the Company’s and each Subsidiary’s Bonding Capacity is at least $200.0 million in the aggregate and at least $50.0 million for any individual Construction Project. Neither the Company’s nor any Subsidiary’s Bonding Capacity has been reduced by any Surety (without replacement of such reduced Bonding Capacity by another Surety) since January 1, 2006. The Company and each Subsidiary has taken all actions necessary or advisable to maintain and comply with its Bonding Arrangement with each Surety. With respect to each Bonding Arrangement: (i) the Bonding Arrangement is in full force and effect and all premiums due to Surety have been paid; (ii) neither the Company nor any Subsidiary is in breach or default, disputed or undisputed, under any Bond or under any other agreement with the respective Surety, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, could constitute such a breach or default, or permit termination or modification of any such Bonding Arrangement by the applicable Surety or the obligee to any Bond issued thereunder, and the terms thereof are not substantially different, in any adverse manner, than the terms that exist on the date hereof (and no notice has been given or, to the Company’s knowledge, no intent has been expressed, by the applicable Surety that could reasonably be expected to result in the same), including with respect to the Company’s ability to Bond future projects in excess of its current Backlog in the ordinary course of business; (iii) to the Company’s and each Subsidiary’s knowledge, no Surety to any such Bonding Arrangement has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, or material premium increase or other material change in terms, has been received with respect to any such Bonding Arrangement or any Bond issued thereunder; (iv) neither the Company nor any Subsidiary has breached or defaulted under any existing contract for which a Bond has been issued; and (v) neither the Company nor any Subsidiary has failed or refused to pay for any labor or materials used in the performance of any Bonded Project.
     (b) There are no current claims of default, disputed or undisputed, against Company or any Subsidiary related to any project or contract that is subject to a Bond, whether by notice to Company, any Subsidiary or the applicable Surety. Neither the Company nor any Subsidiary has any claim or liability under any subcontractor default insurance program maintained by the Company or any Subsidiary.
     (c) Neither the Company nor any Subsidiary has ever been the subject of a debarment process.

     (d) Neither the Company nor any Subsidiary is in default under any agreement for indemnity to any Surety.
     Section 3.28 Backlog. As of the date of this Agreement, the Company had the Backlog set forth on Section 3.28(a) of the Company Disclosure Letter, identifying specifically those items constituting Backlog within the meaning of clauses (a) and (b) of such definition. Except as set forth on Section 3.28(b) of the Company Disclosure Letter, none of the Backlog is related to any portions of awarded projects that are to be completed more than 18 months from the date of this Agreement. None of the orders constituting Backlog has been cancelled or materially reduced and all Backlog is at a price and on terms (including profit margin) consistent with the Company’s past practices and the ordinary course of business. The Company has no Backlog expected to result in a loss to the Company.
     Section 3.29 Foreign Corrupt Practices Act. Neither the Company, any of its Subsidiaries or RMI, nor, to the Company’s knowledge, any their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) to the Company’s knowledge, violated or failed to comply in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the Section of the Parent Disclosure Letter that specifically relates to such Section of Article IV below or, if disclosed in any other Section of the Parent Disclosure Letter, is reasonably apparent on its face to relate to such Section of Article IV below, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Organization. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its incorporation. As of the date hereof, all of the issued and outstanding equity interests of Merger Sub are owned directly or indirectly by Parent. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to otherwise prevent consummation of the Merger.

     Section 4.2 Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.3 Consents and Approvals; No Violation.
     (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby, including the Merger, will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or articles of incorporation, as the case may be, or the respective bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay consummation of the transactions contemplated hereby.
     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, including the Merger, by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger with the Nevada and Delaware Secretaries of State and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is aware of any fact, event or circumstance relating to Parent or Merger Sub that would reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     Section 4.4 Proxy Statement; Other Filings. None of the information to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will, at the time of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its directors, officers, Affiliates, agents or other representatives that is contained in any of the foregoing documents.
     Section 4.5 Financing. The aggregate proceeds contemplated by equity and debt commitments (as the same may be amended, the “Financing Commitments”) received by Parent and its Affiliates on or prior to the date hereof, together with the available cash of the Company, Parent and Merger Sub on the Closing Date, are and will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments that does not relate to the business or assets of the Company, its Subsidiaries of RMI. Parent will pay when due all other commitment fees arising under the Financing Commitments, if any, as and when they become payable.
     Section 4.6 Letter of Credit. Concurrently with the execution of this Agreement, Parent has provided the Company with evidence of the letter of credit that Parent has obtained in support of its obligations hereunder, dated as of the date of this Agreement, in an amount not less than $2.5 million and in the form set forth in Section 4.6 of the Parent Disclosure Letter.
     Section 4.7 Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, and neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.8 Brokers. The Company, its Subsidiaries and RMI are not responsible or liable for any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement as a result of any agreement or commitment of Parent or Merger Sub or any of their Affiliates.
     Section 4.9 Ownership of Merger Sub; No Prior Activities.
     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
     (b) All of the outstanding equity interests of Merger Sub are owned directly by Parent. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any equity interests of Merger Sub.
     (c) Except for obligations or liabilities incurred in connection with its formation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 4.10 Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.
     Section 4.11 Solvency. Assuming (a) that the Company is Solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, (c) the accuracy of the representations and warranties of the Company, and compliance with each of its covenants and agreements, set forth herein, and (d) the Company SEC Reports fairly present the consolidated financial condition of the Company and its Subsidiaries and RMI as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries and RMI for the periods covered thereby, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and the consideration in respect of the Options and the payment of all related fees and expenses), the Surviving Entity will be Solvent at the Effective Time. For purposes of this Section 4.11, the term “Solvent” with respect to the Surviving Entity means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Entity and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Entity and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Entity and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business of the Company and RMI.
     (a) Except as expressly permitted by this Agreement or as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or the regulatory requirements of the NASDAQ Stock Market LLC (“NASDAQ”) or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization and assets, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers, suppliers and those other Persons having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Letter or as required by applicable Law or the regulatory requirements of NASDAQ, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:
          (i) issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge, any Shares, Company Securities, equity interests in any Subsidiary or Securities or any phantom stock, phantom stock rights, stock appreciation rights or similar rights, other than the issuance of Shares pursuant to the exercise of Options that are outstanding as of the date of this Agreement and in accordance with the terms of such awards as of the date of this Agreement;
          (ii) amend or otherwise change the Articles of Incorporation or Bylaws or other comparable governing documents of any Subsidiaries, except as required by Section 3.24 hereof;
          (iii) acquire or redeem, directly or indirectly, or amend (A) any Company Securities other than in connection with the exercise of outstanding equity awards as provided in clause (i) above, (B) any Securities of the Company’s Subsidiaries, or (C) any phantom stock, phantom stock rights, stock appreciation rights, options, warrants, or similar rights as provided in clause (i) above;
          (iv) split (forward or reverse), combine, redenominate, recapitalize or reclassify its capital stock or authorize, declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of the Company (except for any dividend or distribution by a Subsidiary to the Company) or any of its Subsidiaries;
          (v) (A) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, and in any event, involving a transaction value in excess of $300,000 individually (or $750,000 in the aggregate), or (B) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1(a), enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that is, as of the date of this Agreement, or would be a Material Contract or Lease (if it was entered into after the date of this Agreement but had existed as of the date of this Agreement) or amend or terminate any Material Contract or Lease or grant any release or relinquishment of any material rights under any Material Contract or Lease;
          (vi) except for borrowings under the Company’s existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or mezzanine financing having an aggregate principal amount at any time outstanding in excess of $2.0 million or enter into any off-balance sheet arrangement;
          (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances, investments in or capital contributions to, any other Person (other than the Company or any wholly-owned Subsidiary of the Company) in an aggregate amount in excess of $200,000;
          (viii) other than in the ordinary course of business, enter into or materially increase or materially decrease the outstanding balances of (A) any intercompany loan or (B) intercompany debt arrangements;
          (ix) mortgage, pledge or otherwise similarly encumber any of its assets (tangible or intangible, including, but not limited to, RMI common stock), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens, or alter or apply to alter any zoning classification or similar Laws in connection with the Owned Real Property or Leased Real Property;
          (x) incur capital expenditures in an aggregate amount in excess of $1.5 million or otherwise make any acquisition or disposition of assets outside of the ordinary course of business in excess of the same;
          (xi) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles;
          (xii) make or change any material Tax election, settle or compromise any Tax liability in excess of $125,000, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes in excess of $125,000, file any amended Tax Return with respect to any Tax in excess of $125,000, enter into any closing agreement with respect to any Tax in excess of $125,000 or surrender any right to claim a Tax refund in excess of $125,000 or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;
          (xiii) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares or other Company Securities or in Securities;
          (xiv) enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective Affiliates or Associates or approve any transaction that would be reportable under Rule 404 of Regulation S-K;

          (xv) except as may be required by Law or as specifically contemplated by this Agreement, (A) enter into any new, or amend, terminate or renew any existing Plan; (B) grant any increases in the compensation, perquisites or benefits or pay any bonuses to any officers or directors, except that in the event that the closing of the transactions contemplated by this Agreement has not occurred by March 2009 when the Company’s non-equity incentive plan provisions are determined and paid the incentives provided under such plan may be paid pursuant to the provisions of such plan; (C) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (D) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1(a) of the Company Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;
          (xvi) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;
          (xvii) except as required by Law, enter into, amend, modify or supplement any Collective Bargaining Agreement or other labor agreement, including any individual employment agreement;
          (xviii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any respect, the operations of the Company and/or its Subsidiaries or the Surviving Entity after the Effective Time;
          (xix) commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages either to or from the Company not in excess of $300,000 individually or $600,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
          (xx) enter into any agreement, understanding or arrangement with respect to the voting or registration of Shares, the Company Securities, the Securities or RMI Securities; or sell or otherwise transfer any RMI Securities;
          (xxi) fail to use reasonable best efforts to keep in force its current insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;

          (xxii) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Company or any of its wholly-owned Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(a)(v);
          (xxiii) adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (xxiv) adopt or amend any resolution or agreement concerning indemnification of its officers, directors or agents;
          (xxv) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Intellectual Property of the Company as currently maintained or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;
          (xxvi) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;
          (xxvii) establish any subsidiary or enter into any new line of business;
          (xxviii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
          (xxix) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice;
          (xxx) close or materially reduce the Company’s or any Subsidiary’s activities, or effect any material layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Subsidiary’s facilities;
          (xxxi) allow the Company’s and its Subsidiaries’ Bonding Capacity to be less than $200.0 million in the aggregate and $50.0 million for any individual engagement or otherwise permit the Company’s, or any of its Subsidiaries’, Bonding Capacity, Bonds or terms thereof to be on terms that are substantially different, in any adverse manner, than the terms that existed on the date hereof, including with respect to the Company’s ability to Bond future projects in excess of its current Backlog in the ordinary course of business;
          (xxxii) materially modify or cancel any project constituting Backlog as set forth on Section 3.28(a) or 3.28(b) of the Company Disclosure Letter, or enter into any order that would constitute Backlog at a price and on terms (including profit margin) that are not consistent with the Company’s past practices and the ordinary course of business, or that would reasonably be expected after due diligence consistent with the Company’s past practice to result in a loss to the Company;
          (xxxiii) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;
          (xxxiv) call, schedule, establish a record date with respect to, or hold a special or annual meeting of its stockholders, other than the Special Meeting, or request consents to take any action by written consent in lieu of a special or annual meeting of its stockholders other than in connection with the Special Meeting; or
          (xxxv) authorize, commit or agree to take any of the foregoing actions.
     (b) Except as expressly permitted by this Agreement or as set forth in Section 5.1(b) of the Company Disclosure Letter, as required by applicable Law (including statutory fiduciary duties) or the regulatory requirements of the American Stock Exchange or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will cause RMI to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will cause RMI to use, its reasonable best efforts to preserve intact in all material respects its business organization and assets, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers and those other Persons having material business relationships with RMI. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Letter or as required by applicable Law (including statutory fiduciary duties) or the regulatory requirements of the American Stock Exchange, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent, the Company will not permit RMI to:
          (i) issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge, any shares of its capital stock, RMI Securities, equity interests in any Subsidiary or RMI or any phantom stock, phantom stock rights, stock appreciation rights or similar rights, other than the issuance of shares of its capital stock pursuant to the exercise of options that are outstanding as of the date of this Agreement and in accordance with the terms of such awards as of the date of this Agreement;
          (ii) amend or otherwise change RMI’s articles of incorporation or bylaws or other comparable governing documents of any of its Subsidiaries, or adopt a “poison pill”;
          (iii) acquire or redeem, directly or indirectly, or amend (A) any RMI Securities other than in connection with the exercise of outstanding equity awards as provided in clause (i) above, or (B) any phantom stock, phantom stock rights, stock appreciation rights, options, warrants or similar rights as provided in clause (i) above;
          (iv) split, combine, redenominate or reclassify its capital stock or authorize, declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of RMI (except for any dividend or distribution by a Subsidiary to RMI) or any of its Subsidiaries;

          (v) (A) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or sell, lease, encumber or otherwise dispose of assets outside the ordinary course of business, and in any event, involving a transaction value in excess of $200,000 individually (or $500,000 in the aggregate), or (B) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1(b), enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that is, as of the date of this Agreement, or would be a Material Contract or Lease (if it was entered into after the date of this Agreement but had existed as of the date of this Agreement) or amend or terminate any Material Contract or Lease or grant any release or relinquishment of any material rights under any Material Contract or Lease;
          (vi) except for borrowings under RMI’s existing credit facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or mezzanine financing having an aggregate principal amount at any time outstanding in excess of $2.0 million or enter into any off-balance sheet arrangement;
          (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances, investments in or capital contributions to, any other Person (other than RMI or any wholly-owned Subsidiary of RMI), in an aggregate amount in excess of $200,000;
          (viii) other than in the ordinary course of business, enter into or materially increase or decrease the outstanding balances of (A) any intercompany loan or (B) intercompany debt arrangements;
          (ix) mortgage, pledge or otherwise similarly encumber any of its assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens, or alter or apply to alter any zoning classification or similar Laws in connection with the Owned Real Property or Leased Real Property;
          (x) incur capital expenditures in an aggregate amount in excess of $2.0 million or otherwise make any acquisition or disposition of assets outside of the ordinary course of business in excess of the same;
          (xi) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to RMI, except as required by Law, GAAP or applicable statutory accounting principles;
          (xii) make or change any material Tax election, settle or compromise any Tax liability in excess of $125,000, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes in excess of $125,000, file any amended Tax Return with respect to any Tax in excess of $125,000, enter into any closing agreement with respect to any Tax in excess of $125,000 or surrender any right to claim a Tax refund in excess of $125,000 or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

          (xiii) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in shares of the capital stock of RMI or other RMI Securities;
          (xiv) enter into, forgive, renew, or amend in any respect any loans to officers or directors or any of their respective Affiliates or Associates or approve any transaction that would be reportable under Rule 404 of Regulation S-K;
          (xv) except as may be required by Law or as specifically contemplated by this Agreement, (A) enter into any new, or amend, terminate or renew any existing Plan; (B) grant any increases in the compensation, perquisites or benefits or pay any bonuses to any officers or directors; (C) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (D) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1(b) of the Company Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;
          (xvi) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;
          (xvii) except as required by Law, enter into, amend, modify or supplement any Collective Bargaining Agreement or other labor agreement, including any individual employment agreement;
          (xviii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any respect, the operations of RMI;
          (xix) commence, compromise, settle or agree to compromise or settle any suit, action, claim, proceeding, violation, deficiency, default, non-compliance or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages either to or from the Company not in excess of $300,000 individually or $600,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, RMI;
          (xx) enter into any agreement, understanding or arrangement with respect to the voting or registration of shares of the capital stock of RMI or the RMI Securities;
          (xxi) fail to use reasonable best efforts to keep in force its current insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of RMI;

          (xxii) merge or consolidate RMI with any Person, other than RMI or any of its wholly-owned Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(a)(v);
          (xxiii) adopt or approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of RMI or any of its Subsidiaries;
          (xxiv) adopt or amend any resolution or agreement concerning indemnification of its officers, directors or agents;
          (xxv) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Intellectual Property of RMI as currently maintained or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;
          (xxvi) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;
          (xxvii) establish any subsidiary or enter into any new line of business;
          (xxviii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
          (xxix) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice;
          (xxx) close or materially reduce RMI’s activities, or effect any material layoff or other RMI-initiated personnel reduction or change, at any of RMI’s;
          (xxxi) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices; or
          (xxxii) authorize, commit or agree to take any of the foregoing actions.
     Section 5.2 Solicitation.
     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements (but only pursuant to Acceptable Confidentiality Agreements); provided, that the Company shall promptly (and in any event within 72 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided and delivered to Parent; and (ii) participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
     (b) Subject to Section 5.2(c) and this Section 5.2(b), and except with respect to any Person who made a written Acquisition Proposal received by the Company prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and shall utilize its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate (or take any action that would reasonably be expected to facilitate) any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Except with respect to any written Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, other than in bad faith, by the Board of Directors of the Company (or, if then in existence, the Special Committee) no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal (it being understood that following the Solicitation Period End-Date until such time as the Board of Directors of the Company (or, if then in existence, the Special Committee) determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would not be permitted to take with respect to non-Excluded Parties pursuant to Section 5.2(c)), at the Solicitation Period End-Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives with respect to any Acquisition Proposal and shall request to be returned and shall use reasonable best efforts to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such Person on behalf of the Company or any of its Subsidiaries. Notwithstanding anything contained in Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expired or fails in the reasonable discretion of the Board of Directors (or, if then in existence, the Special Committee) of the Company to satisfy the requirements of Sections 5.2(c)(i), 5.2(c)(iii) and 5.2(c)(iv). The Company shall promptly notify Parent when an Excluded Party ceases to be an Excluded Party.
     (c) Notwithstanding anything to the contrary contained in Section 5.2(b) and in addition to the rights of the Company pursuant to Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) believes in good faith (after consultation with its financial advisors and outside counsel) to be bona fide, (ii) the Company has not breached this Section 5.2, (iii) the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will provide Parent with an executed copy of such Acceptable Confidentiality Agreement prior to providing or making available any non-public information concerning the Company or its Subsidiaries and promptly (and in any event within 72 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided and delivered to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as they are an Excluded Party.
     (d) Within 24 hours following the Solicitation Period End-Date, the Company shall (i) notify Parent in writing if there is any Person (A) who has made an Acquisition Proposal prior to such date, if any, (B) with whom the Company is having ongoing discussions or negotiations, if any, or (C) to whom the Company has provided non-public information and (ii) provide Parent a copy of each Acquisition Proposal (with the proponent’s name redacted) received from any such Person, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of the material terms of such Acquisition Proposal). From and after the Solicitation Period End Date, the Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives (I) receives any Acquisition Proposal, (II) receives any request for information relating to the Company or any of its Subsidiaries, other than requests for information in the ordinary course of business which are unrelated to (A) an Acquisition Proposal or (B) requests from an Excluded Party, (III) receives any inquiry or request for discussions or negotiations regarding any

Acquisition Proposal or (IV) enters into an Acceptable Confidentiality Agreement. The Company shall notify Parent promptly (and in any event within 24 hours) if any Person makes any request or proposal referenced in subclause (I), (II), (III) or (IV) above and provide a copy of the Acceptable Confidentiality Agreement and such Acquisition Proposal (with the proponent’s name redacted), inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of the material terms of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date that is 45 days after the date of this Agreement, the Company shall keep Parent reasonably well informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation with the proponent’s name redacted). Without limiting the foregoing, from and after the date that is 45 days after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent orally and then in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(c), including but not limited to, with respect to a Person who would be an Excluded Party at the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.2, and neither the Company nor any of its Subsidiaries shall be a party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and the Company shall, and shall cause its Subsidiaries to, promptly enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.
     (e) Notwithstanding anything in Section 5.2(b)(ii) to the contrary, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Superior Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a

Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, the Company substantially concurrently enters into such Alternative Acquisition Agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Fee or the Company Breakup Fee, as the case may be, pursuant to Section 7.4(b), and otherwise complies with the provisions of Section 7.1(i) and Section 7.4(b); and provided further that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company has not breached this Section 5.2 and, (B):
          (i) the Company shall have provided prior written notice to Parent at least ten days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and
          (ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.2(e)(i) with respect to such new written notice, except that the Notice Period with respect thereto shall be seven days for the first such material revision to a Superior Proposal and four days for each subsequent material revision to a Superior Proposal thereafter; provided, however, the Company shall only be obligated to negotiate with Parent pursuant to this Section 5.2(e)(ii) on only one occasion with respect to each Superior Proposal and each modification thereof.
     (f) The Company agrees that any violations of the restrictions or other obligations in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.
     (g) Nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.2(d)) or (ii) disclosing the fact that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under the federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, if such statement constitutes a Change of Board Recommendation, then it shall have the effects of a Change of Board Recommendation for all purposes under this Agreement.
     (h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” and the “control share acquisitions” contained in Sections 78.411 et seq. and 78.378 et seq. of Chapter 78 of the Nevada Revised Statutes (the “Corporation Law”) (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply, unless (i) such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(a) or 7.1(i) or (ii) such Person agrees the exemption of such Person is limited to permitting such Person to form a group for purposes of making an Acquisition Proposal without becoming an “interested person” for purposes of Sections 78.423 and 78.3787 of the Corporation Law as a result of forming such group and further agrees that the group and its members continue to remain subject to Sections 78.411 et seq. and 78.378 et seq. of the Corporation Law for all other purposes.
     (i) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, or 20% or more of the Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, and, without limiting the foregoing, any of the above events related to more than 50% of RMI shall further constitute an Acquisition Proposal, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except that reference to 20% for the Company and its Subsidiaries will be deemed to be reference to “more than 50%” and 50% for RMI will be deemed to be “all of the RMI Securities held by the Company”) that (x) is on terms that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; and (y) which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financeability of such proposal).

     (j) From and after the Effective Date, Parent and Merger Sub shall, and shall use their reasonable best efforts to cause their Affiliates, not to take any action with the purpose of restricting competing proposals in a manner that would materially and adversely affect a Person’s ability to make a Superior Proposal; provided, however, that the enforcement of any of Parent’s or Merger Sub’s rights and remedies pursuant to the terms of this Agreement shall not be deemed a breach of this provision.
     (k) After consultation with outside counsel, the Board of Directors of the Company, consistent with the exercise of its fiduciary duties, shall take such actions consistent with its obligations under this Agreement, as it deems reasonably required to assure the integrity of the process contemplated by this Section 5.2.
     Section 5.3 Access to Information.
     (a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will, and will use its reasonable best efforts to cause its Subsidiaries and RMI to, (i) give Parent and Merger Sub and (subject to the confidentiality agreement reasonably satisfactory to the Company) their prospective lenders, and their respective Representatives reasonable access (during regular business hours upon reasonable notice and with an authorized representative of the Company present) to all employees, independent contractors, customers, suppliers, plants, offices, warehouses and other facilities and to all books, forecasts, contracts, commitments and records (including Tax Returns) of the Company, its Subsidiaries and RMI and use reasonable best efforts to cause the Company’s, its Subsidiaries’ and RMI’s respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) consent to the use of the Company’s financial statements for purposes of filings with the SEC pursuant to securities Laws and use reasonable best efforts to cause the Company’s accountants to provide consents, comfort letters and any other customary deliverables in connection with any securities offerings, (iii) subject to the limitations described in clause (i), permit Parent and Merger Sub, at their sole cost and expense, to make such inspections as they may reasonably request, including, but not limited to, environmental inspections that may, in the sole discretion of Parent, include Phase I and Phase II Environmental, l Site Assessments, (iv) cause its officers and those of its Subsidiaries and RMI to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its Subsidiaries or RMI as Parent or Merger Sub may from time to time reasonably request and (v) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company, any of its Subsidiaries or RMI during such period pursuant to the requirements of the federal or state securities Laws; provided, however, that any such access shall be conducted as not to unreasonably interfere with the operation of the business conducted by the Company, any of its Subsidiaries or RMI.
     (b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) shall be subject to the provisions of the Confidentiality Agreement referenced in clause (i) of the definition thereof.
     (c) Nothing in this Section 5.3 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective contractual obligations with respect to confidentiality; provided, that the Company shall use its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law or loss of privilege, taking into account the execution of a joint defense agreement with Parent and Merger Sub, or (iii) cost the Company in excess of $25,000, in the aggregate, to produce or provide.
     (d) No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.
     Section 5.4 Stockholder Approval. Unless this Agreement has been terminated pursuant to Section 7.1, the Company, acting through its Board of Directors and in accordance with applicable Law, shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 45 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger and shall cause the Proxy Statement to be promptly mailed to the Company’s stockholders. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(e), (a) the Proxy Statement shall include the Company Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement, including by retention of a proxy solicitor reasonably acceptable to Parent and the Company and by resoliciting the vote of the stockholders of the Company (including, by adjourning or postponing on one occasion, and subsequently reconvening, the Special Meeting for the purpose of obtaining such vote), and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within 48 hours after any such request by Parent (which request shall not be made on more than three occasions).
     Section 5.5 Proxy Statement; Other Filings.
     (a) As promptly as reasonably practicable after the date of this Agreement (and in any event on such date as Parent and Company mutually agree, not to exceed 50 days after the date hereof, assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. The Company shall use its reasonable best efforts to refuse any stockholder proposal not properly brought before the Special Meeting, including by seeking no-action from the SEC; provided, however, if any stockholder proposal can not be properly excluded from the Special Meeting, the Company shall prepare a statement of opposition. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings in order to clear comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.
     (b) The Company shall cause the Proxy Statement and the Other Filings, including at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Special Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 5.5(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company in writing expressly for purposes of inclusion in or incorporation by reference in the Proxy Statement or any Other Filings.
     (c) Parent shall cause any information supplied by it or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement and the Other Filings, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Special Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     Section 5.6 Reasonable Best Efforts; Consents and Governmental Approvals; Stockholder Litigation.
     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, Permits or orders from Governmental Entities or other Persons.
     (b) Without limiting the foregoing in Section 5.6(a), each of the Company, Parent and Merger Sub agrees to (i) use its reasonable best efforts to make any required submissions under the HSR Act which the Company or Parent determines should be made with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within 15 Business Days following the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, Permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law (including, but not limited to, Environmental Laws) or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, Permits, authorizations, approvals or waivers. Each of Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any material oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate.
     (c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.
     (d) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company, any of its Subsidiaries or RMI or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company, its Subsidiaries and RMI or (B) to control their respective businesses or operations or the businesses or operations of the Company, its Subsidiaries or RMI.
     (e) The Company shall consult and cooperate with Parent in the defense and shall give Parent the opportunity to participate in any settlement discussion involving any stockholder litigation or claim against the Company or its directors or officers relating to the Merger or the other transactions contemplated hereby; provided that (i) no such settlement shall be agreed to without Parent’s consent (which may not be unreasonably withheld, conditioned or delayed), and (ii) Parent shall have no obligation to participate in the defense or settlement of any such stockholder litigation or claim. In the event any such litigation or claim is commenced, the Company agrees, at the Company’s expense, to promptly defend against it and respond thereto.
     Section 5.7 Indemnification and Insurance.
     (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries or in any indemnification agreement or arrangement, as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required or not permitted by Law. In addition to and not in limitation of the foregoing, the Surviving Entity shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless and (upon receipt from each such Indemnified Person of a written undertaking to reimburse the Surviving Entity for such advancement upon the determination of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification in respect of such threatened or actual claim, action, suit, demand, notice, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”)), and advance funds in respect of each of the foregoing) each Indemnified Person against any fees, costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company and including any acts or omissions in connection with this Agreement and the transactions contemplated hereby), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Entity shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Entity shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.7(a) shall apply; provided, however, that the Surviving Entity shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Entity shall pay all reasonable fees, expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in successfully enforcing the indemnity and other obligations provided in this Section 5.7(a) if the Surviving Entity breached its obligations hereunder.

     (b) The Company shall purchase on or prior to the Effective Time, and the Surviving Entity shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage. The Surviving Entity shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such persons from time to time. Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 200% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Entity shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 200% of the aggregate amount currently paid by the Company for such coverage. The Surviving Entity may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors; provided, that any such alternative is approved by the Company’s Board of Directors prior to the Effective Time (which approval may be withheld in its reasonable discretion).
     (c) This Section 5.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.
     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.
     (e) In the event that the Surviving Entity, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.7.
     (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under any such policies, provided, that for avoidance of doubt, neither Parent nor the Surviving Entity shall be required to make any payments thereunder or in connection therewith.

     Section 5.8 Employee Matters.
     (a) Prior to the Effective Time, the Company will, and will cause its Subsidiaries to, honor, in accordance with their terms, all Plans.
     (b) Parent will cause the Surviving Entity to give credit for all service rendered by the individuals employed by the Company and its Subsidiaries at the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence (the “Current Employees”) prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Entity and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Nothing in this Section 5.8 shall limit the right of Parent, the Surviving Entity or any of their Subsidiaries to terminate the employment of any Current Employee at any time. Furthermore, nothing in this Agreement shall obligate Parent or the Surviving Entity to maintain any Plan, or any employee benefit, severance or compensation plan or arrangement of Parent or the Surviving Entity, nor shall this Agreement limit the authority and ability of Parent and/or the Surviving Entity to amend, in whole or in part, any Plan or any employee benefit or compensation plan or arrangement of Parent or the Surviving Entity at any time.
     (c) No later than two Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.
     (d) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person, including, without limitation, the Current Employees, any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.
     Section 5.9 Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist at the Company’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws as such relate to the Company or RMI.
     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     Section 5.11 Financing.
     (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and RMI to, and shall cause its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the financing of the transactions contemplated by this Agreement (the “Financing”), including (i) participation in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iii) as promptly as reasonably practical, furnishing Parent and its Financing sources with financial and other information regarding the Company, its Subsidiaries and RMI as may be reasonably requested by Parent, (iv) using reasonable best efforts to obtain appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using reasonable best efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided, that no obligation of the Company or any of its Subsidiaries under such executed documents shall be effective until the Effective Time, (vi) taking all actions necessary to (A) permit the prospective Financing sources to evaluate the Company’s, its Subsidiaries and RMI’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (vii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to Leases, Liens and Material Contracts to which the Company, any of its Subsidiaries or RMI is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to Leases, Liens and Material Contracts; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (vii) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company hereby consents to the use of its and its Subsidiaries’ logos, and shall cause RMI to consent to the use of its logos, as may be reasonably necessary in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company, any of its Subsidiaries or RMI or the reputation or goodwill of the Company, any of its Subsidiaries or RMI and its or their marks. As of the date of this Agreement, the Company believes that it will be able to satisfy on a timely basis the terms and conditions to be satisfied by it in this Section 5.11(a). Notwithstanding anything in this Section 5.11(a) to the contrary, other than pursuant to Section 7.4 and subject to the limitations thereof, neither the Company, any of its Subsidiaries or RMI shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing. Parent and Merger Sub hereby agree and acknowledge that the Financing does not constitute a condition to the consummation of the transactions contemplated by this Agreement. Nothing contained in this Section 5.11(a) or otherwise shall require the Company to be an issuer or other obligor with respect to the Financing prior to the Closing.
     (b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to obtain the funds necessary to comply with Section 4.5 hereof. Notwithstanding the foregoing, nothing in this Agreement shall require the Board of Directors of the Company to take any action to approve any third party financing provided in connection with the Merger.

     Section 5.12 Subsequent Filings. Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act, and will use reasonable best efforts to cause RMI to timely file with the SEC each form, report and document required to be filed by RMI under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company further covenants that, until the Effective Time, before filing any form, report or document with the SEC, or before issuing a public press release or announcement, the Company will provide Parent with a copy of each such form, report, document, release or announcement proposed to be filed at least three days prior to the filing thereof with the SEC (or at least one day prior in the case of any current report on Form 8-K or any press release or announcement) and shall consider accommodating any reasonable comments made by Parent. Except as set forth in Section 5.12 of the Company Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended.
     Section 5.13 Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consents of the Company and Parent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.13 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.2.
     Section 5.14 Resignation of Directors. Prior to the Effective Time, the Company will cause each member of its Board of Directors to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective at the Effective Time.
     Section 5.15 Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchanges Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

     Section 5.16 Company Rights Agreement. The Board of Directors of the Company shall take all action necessary or desirable (including amending the Company Rights Agreement) in order to render such Company rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence or in connection with a Superior Proposal, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in order to facilitate any Acquisition Proposal with respect to the Company.
     Section 5.17 Voting of RMI Shares. Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.1, and other than as set forth in the last sentence of this Section 5.17 or in connection with voting in favor of the current slate of directors and independent auditors set forth in RMI’s definitive proxy statement with respect to its 2008 Annual Meeting of Stockholders filed with the SEC on April 25, 2008, the Company shall not vote, or give written or other consent with respect to any shares of the capital stock of RMI which it or any of its Subsidiaries holds or has the right to exercise voting control over, other than pursuant to the written instructions of Parent. The Company shall promptly notify Parent (and promptly provide Parent with any written materials, in any event within two Business Days) of the setting of a record date for the taking of any vote by the holders of capital stock of RMI or of the receipt of any written consent of the holders of the capital stock of RMI. The Company shall vote, or give written or other consent with respect to, all shares of the capital stock of RMI which it or any of its Subsidiaries holds or has the right to exercise voting control over, in favor of any action necessary for the Company to comply with its obligations and covenants contained in this Agreement.
     Section 5.18 Environmental Matters. Prior to the Closing Date, the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to promptly resolve and redress any non-compliance with, or deficiencies with respect to, any Environmental Laws and Permit requirements arising from the operations of the businesses or ownership of real property. The Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to satisfy all pre-closing notification, transfer, and/or re-application and re-issuance requirements, if any, to ensure that their business is covered on the Closing Date by all issued, pending and applied-for Permits, including without limitation the Permits identified on Section 3.13(b) of the Company Disclosure Letter and the Permits secured or obtained pursuant to Sections 5.18, 6.2(f)(ii) and 6.2(o) of this Agreement. Unless it is clear to both parties that nothing is required, the Company, its Subsidiaries and Parent shall together (unless the Company and its Subsidiaries elect not to participate) contact the applicable Governmental Entities to determine the applicable requirements that must be met to ensure coverage by the business after the Closing Date under all issued, pending and applied-for Permits. The Company shall cooperate with all reasonable requests of Parent in connection with the foregoing and shall keep Parent reasonably well informed of its efforts hereunder. The parties recognize that they may disagree as to whether a particular matter constitutes non-compliance or a deficiency. Within 20 days of execution of this Agreement, Parent shall provide to the Company a letter identifying the non-compliance issues and deficiencies that it expects the Company, its Subsidiaries and RMI to use their reasonable best efforts to promptly resolve and redress, provided, however, that this list may be amended at any time prior to the Closing Date by Parent to include any additional issues or deficiencies. Within 20 days of receipt of such letter (and, if applicable, 20 days of receipt of any amendments thereto), the Company and/or its Subsidiaries shall provide to Parent a proposed timeline for resolution of the issues and deficiencies that they will use reasonable best efforts to promptly address and also indicate the issues that they believe do not constitute a compliance issue or deficiency, with written support therefor. Within three Business Days following receipt by Parent of such written notice, the parties shall then confer between themselves, and/or through their consultants, in an attempt to reach agreement on the matter. If no agreement is reached between the parties within such three Business Day period, then within 15 Business Days thereafter the Company and/or its Subsidiary shall communicate with the applicable Governmental Entity, using a method (e.g., writing, telephone, face-to-face, or email) in the Company’s reasonable discretion. Parent shall be entitled to prior review and comment on any such written communications, and Parent’s comments, to the extent reasonably necessary to clarify and address the issue in question, shall be incorporated into the written communications with the applicable Governmental Entity by Parent. Parent shall also be entitled to listen in on and be introduced in all other related direct communications with the applicable Governmental Entity regarding the resolution of such issues, provided, however, that if Parent’s concerns are not adequately addressed during such conversations, the parties shall again promptly contact the Governmental Entity and the Company and/or its Subsidiary shall use reasonable best efforts to resolve the outstanding concern of Parent. All communications with the applicable Governmental Entity shall describe the condition or circumstance in sufficient detail for the Governmental Entity to determine if the Company is required to take any action to resolve or redress the applicable matter. If prior to Closing the Governmental Entity determines that the issue must be resolved or redressed pursuant to Environmental Laws or Permits and communicates the same to the Company, the Company and its Subsidiaries shall, and shall cause RMI to, promptly commence reasonable best efforts to accomplish such resolution or redress in accordance with the terms hereof.
     Section 5.19 Real Estate Matters. Prior to the Closing Date, the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to promptly obtain the following documentation for Parent:
     (a) An estoppel certificate from each landlord, lessor, sublessor, or third party tenant of Immaterial Leased Real Property (other than any Immaterial Leased Real Property leased or licensed from any Governmental Entity), if applicable, in form and substance substantially similar to the form attached hereto as Exhibit A or in any form proposed by such landlord, lessor, sublessor or third party tenant confirming the same;
     (b) A SNDA with each lender holding a Lien on any Leased Real Property (other than any Leased Real Property leased or licensed from any Governmental Entity) (or underlying fee interests), in form and substance substantially similar to the form attached hereto as Exhibit B or in any form proposed by such lender so long as such proposed form protects the leasehold estate held by the Company, one of its Subsidiaries, or RMI by agreeing, in the event of a foreclosure or third party sale in lieu of foreclosure by such lender, not to disturb the Company’s, one of its Subsidiary’s, or RMI’s occupancy and use thereof so long as such entity is not in default beyond all applicable cure periods pursuant to the terms of such Lease;
     (c) A collateral access agreement with each landlord, lessor, or sublessor of Leased Real Property as may be requested by Parent or Merger Sub’s lender(s), in form and substance reasonably acceptable to Parent’s or Merger Sub’s lender(s).

     Section 5.20 Additional Consents and Releases. Prior to the Closing Date, (a) the Company and its Subsidiaries shall, and shall cause RMI to, use their reasonable best efforts to obtain all consents or waivers necessary to effect a change in ownership or control of the common stock of RMI held by the Company and to avoid any violation, conflict, breach, termination, cancellation, modification or acceleration of any agreement in connection therewith, including with respect to each of the agreements set forth on Section 5.20(a) of the Company Disclosure Letter and (b) the Company and its Subsidiaries shall use their reasonable best efforts to obtain a release of any and all Liens that may exist on the common stock of RMI established by that certain Stock Pledge Agreement, executed as of December 14th, 16th and 18th, 2005, in favor of Arch Insurance Company.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote in accordance with applicable Laws and the Articles of Incorporation and Bylaws.
     (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction preventing, restraining or rendering illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
     (c) HSR Act. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted.
     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated hereby is also subject to the satisfaction, or waiver in writing by Parent, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date); provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.8 shall be true and correct in all material respects (without giving effect to any “materiality” or

“Material Adverse Effect” qualifications contained therein), in each case, as of the Closing Date as though made at and as of the Closing.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Furthermore, with respect to any obligation pursuant to which the Company is obligated to cause RMI to perform in a particular manner, RMI shall have actually performed in that particular manner in all material respects at or prior to the Effective Time.
     (c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
     (d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (e) Real Estate Deliveries.
          (i) Parent shall have received all of the following:
               (A) An estoppel certificate from each landlord, lessor, sublessor, or third party tenant of Material Leased Real Property (other than any Material Leased Real Property leased or licensed from any Governmental Entity), if applicable, in form and substance substantially similar to the form attached hereto as Exhibit A or in any form proposed by such landlord, lessor, sublessor or third party tenant confirming the same;
               (B) any and all consents, approvals or authorizations required to be obtained pursuant to the terms of any Lease of Leased Real Property;
               (C) any and all documentation reasonably required by the title company issuing title insurance for the Owned Real Property or Material Leased Real Property (other than any Leased Real Property leased or licensed from any Governmental Entity), including, without limitation, any and all owner’s affidavits, memoranda of lease (such memoranda of lease to be in form and substance substantially similar to the form attached hereto as Exhibit C or in any form proposed by any lessor or sublessor so long as such form satisfies the title company’s reasonable requirements), affidavits of non-foreign status, GAP affidavits, survey certifications, tax affidavits, certificates of good standing and due authorization and articles of incorporation, and any other documentation reasonably required by the title company to remove the standard exceptions from each title policy or add any endorsements to such title policies as reasonably requested by Parent or Merger Sub; and
               (D) a collateral access agreement with each landlord, lessor, or sublessor of the Leased Real Properties located at 731 North 19th Avenue in Phoenix, Arizona, 39353 North Schnepf Road in Queen Creek, Arizona, and Yards 8 & 9 located in Las Vegas, Nevada, in form and substance reasonably acceptable to Parent’s or Merger Sub’s lender(s).

     (f) Consents. (i) The Company shall have obtained written consent to the consummation of the transactions contemplated by this Agreement and waivers of all rights to terminate and impose other conditions, in each case in connection with the consummation of the transactions contemplated by this Agreement, with respect to the agreements set forth in Section 6.2(f)(i) of the Company Disclosure Letter, which consents shall be, in the aggregate, without any material adverse change in any terms of the underlying agreements or any material cost; and (ii) the Company shall have obtained all consents, licenses, approvals, authorizations, Permits or orders from all Governmental Entities, each as set forth in Section 6.2(f)(ii) of the Company Disclosure Letter, with the same being in full force and effect, so as to permit the Surviving Entity and its subsidiaries to legally operate their business, in all material respects, consistent with the Company’s, its Subsidiaries and RMI’s past practices following the Effective Time.
     (g) Employment Agreements. On or prior to the Closing Date, the Company and each of the persons listed on Section 6.2(g)-1 of the Company Disclosure Letter shall have executed and delivered to the Company a waiver, waiving such person’s rights to any change of control, severance or similar payments that could otherwise be due and owing as a result of the closing of the transactions contemplated hereby.
     (h) Warrants. There shall be no outstanding warrants or other rights for the purchase of any shares of the capital stock of the Company.
     (i) Bonding Capacity. The Company’s and its Subsidiaries’ Bonding Capacity shall be at least $200.0 million in the aggregate and at least $50.0 million for any individual engagement, and the Company’s Bonding Arrangements, Bonding Capacity, Bonds and the terms thereof shall not be on terms that are substantially different, in any adverse manner, than the terms that existed on the date hereof (and no notice has been given or, to the Company’s knowledge, no intent has been expressed, by the applicable Surety that could reasonably be expected to result in the same).
     (j) Backlog. The combined gross revenue on all projects constituting Backlog as of the Closing Date shall be projected, in good faith, to be at least $112.5 million.
     (k) Minimum Book Value. The Company, its Subsidiaries and RMI, on a consolidated basis, shall have a minimum book value (assets less each of intangible assets, minority interest and liabilities, including mezzanine financing), determined in accordance with GAAP, of $31.0 million.
     (l) EBIT. The Company shall have EBIT during the twelve full calendar months immediately preceding the Effective Time of no less than $5.5 million. RMI shall have EBIT during the twelve full calendar months immediately preceding the Effective Time of no less than negative $4.0 million.
     (m) Indebtedness. The Company shall have received pay-off letters effective on and for a period of five Business Days after the Closing Date, in a form reasonably acceptable to the lenders providing the Financing, with respect to the notes payable, credit facilities and financings listed on Section 6.2(m) of the Company Disclosure Letter and any additional indebtedness of the Company and its Subsidiaries other than accounts payable, including, but not limited to, indebtedness for borrowed money (including mezzanine financing), notes payable, capital lease obligations, deferred purchase price contracts, conditional sale arrangements and credit facilities.

     (n) Pledge, Guarantee and Liens. The Company shall have terminated, and be released from, that certain Stock Pledge Agreement, dated as of November 19, 2005, in favor of The CIT Group/Equipment Financing, Inc. and all RMI Common Shares owned by the Company shall be free and clear of any Liens except for the Lien established by that certain Stock Pledge Agreement, executed as of December 14th, 16th and 18th, 2005, in favor of Arch Insurance Company. The Company and its Subsidiaries shall be released as guarantors, grantors, co-borrowers and/or pledgors with respect to any and all indebtedness or other obligations of RMI and shall have procured the release of any Liens on their respective assets granted in connection therewith.
     (o) Environmental Permits, Registrations, Notices and Plans. The Company, its Subsidiaries and RMI shall obtain, secure and resolve, as applicable, the issues, conditions and deficiencies identified in Section 6.2(o) of the Company Disclosure Letter.
     (p) RMI Capital Stock. The Company will continue to own 2,645,212 RMI Common Shares, which will constitute at least 66% of the RMI Common Shares outstanding on a fully diluted basis and no shares of Preferred Stock of RMI shall be issued or outstanding on a fully diluted basis.
     Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated hereby is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).
     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
     (c) Payment. Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration to holders of Shares outstanding immediately prior to the Effective Time.
     (d) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of the Company and Parent;
     (b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, injunction or decree, or taken any other action preventing, restraining, rendering illegal or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, injunction or decree or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c), if applicable, or Section 6.2(f)(ii); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.6 and provided, further that only Parent shall have the right to terminate in accordance with a failure related to Section 6.2(f)(ii);
     (c) by either the Company or Parent if the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to (i) perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement or (ii) fulfill, as a result of such party’s breach or default of the terms hereof, the conditions set forth in Section 6.2, with respect to an attempted termination by the Company, or Section 6.3, with respect to an attempted termination by Parent; provided, however, that if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to the Outside Date (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.1(c), if applicable, and Section 6.2(f)(ii), then the Outside Date may be extended at the sole election of Parent to a date not later than January 31, 2009 and such date shall thereafter be the Outside Date for all purposes hereof;
     (d) by either the Company or Parent if the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date, which in any event shall not be later than five days prior to the Outside Date);
     (e) by the Company if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would reasonably be expected to result in, if occurring or continuing at the Effective

Time, the failure of the conditions set forth in (a) Section 6.3(a) or 6.3(b) and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period or (b) 6.3(c) which is not cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;
     (f) by Parent if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.2 and 5.4), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b), and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;
     (g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent for the Company to reaffirm the Company Board Recommendation following the date of any disclosure contemplated by Section 5.2(g) or the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have breached, in any material respect, any of its obligations under Section 5.2 or 5.4, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;
     (h) by Parent if since the date of this Agreement, there shall have been an event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot reasonably be expected to be cured by the Outside Date;
     (i) by the Company at any time prior to receipt of the Requisite Stockholder Vote in accordance with and subject to the terms and conditions of Section 5.2(e); provided that the Company shall promptly (and in any event within 24 hours) after such termination enter into the Alternative Acquisition Agreement; or
     (j) by the Company if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and Parent has failed to consummate the Merger no later than ten days after the written demand by the Company.

     Section 7.2 Written Notice of Termination. The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i), or (j) of Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
     Section 7.3 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.2, 5.3(b), 7.2, 7.3, 7.4 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders, managers, members or Affiliates.
     Section 7.4 Fees and Expenses.
     (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, including, without limitation, pursuant to clause (b) below, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses; provided, however, that the parties hereto acknowledge and agree that the Company shall pay all filing fees required in connection with the matters set out in Section 6.1(c).
     (b) Notwithstanding the foregoing;
          (i) if
               (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(d), and the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve months after the termination of this Agreement, or
               (B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(c), and, at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 have been satisfied but the Company shall have failed to take all actions on its part necessary to consummate the Merger, or
               (C) Parent terminates this Agreement pursuant to Section 7.1(f), then, in the case of clauses (i)(A), (i)(B) and (i)(C) of this Section 7.4(b), the Company shall pay to Parent, as Parent’s sole and exclusive remedy, as liquidated damages, the Superior Fee by wire transfer of same day funds, (I) with respect to the event set forth in clause (i)(A), promptly (an in any event within two Business Days following such event) following the execution of a definitive agreement in respect of the Acquisition Proposal and; (II) with respect to the events set forth in clause (i)(B) and (i)(C), on the Business Day immediately following the date of termination.
          (ii) If (A) Parent terminates this Agreement pursuant to Section 7.1(g) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent, as Parent’s sole and exclusive remedy, as liquidated damages, simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.4(b)(ii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.4(b)(ii)) such termination, the Superior Fee (provided, that if such termination is

pursuant to clause (A) or clause (B) above and such termination occurs prior to the Solicitation Period End-Date and relates to a Superior Proposal from an Excluded Party, then such payment shall instead be in the amount of the Company Breakup Fee).
          (iii) Unless a larger amount is due and owing pursuant to this Agreement, in the event this Agreement is terminated for any reason other than solely pursuant to Section 7.1(e) or 7.1(j), as Parent’s sole and exclusive remedy, the Company shall pay to Parent an amount equal to $500,000 plus all of Parent’s reasonable and documented Expenses; it being understood and agreed that, as a matter of clarification, in the event that this Agreement is terminated solely and exclusively as a result of a failure of the Company to satisfy the conditions set forth in Sections 6.2(d) through 6.2(p), inclusive, where such failure does not also constitute a breach of any of the representations, warranties, covenants and agreements contained herein, then this Section 7.4(b)(iii) shall apply (it being further understood and agreed that, for purposes of this Section 7.4(b)(iii) only, if the failure of the Company to satisfy the condition set forth in Section 6.2(i) is solely and exclusively as a result of an event, change, effect, development, condition or occurrence that is unrelated to the business, results of operations or financial condition of the Company and its Subsidiaries and RMI, and such failure does not also constitute a breach of any representation, warranty, covenant or agreement contained herein other than the corresponding provisions of Section 3.27, then this Section 7.4(b)(iii) shall also apply).
     (c) “Company Breakup Fee” means an amount in cash equal to the sum of (i) 2.50% of the aggregate Merger Consideration, plus (ii) Parent’s and Merger Sub’s documented Expenses, which Company Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
     (d) “Superior Fee” means an amount in cash equal to the sum of (i) 4.50% of the aggregate Merger Consideration, plus (ii) Parent’s and Merger Sub’s documented Expenses, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
     (e) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the diligence, authorization, preparation, negotiation, execution, defense and performance of this Agreement and the transactions contemplated hereby; provided, however, in no event shall the fees and expenses of financing sources exceed $500,000.
     (f) The Company shall be entitled as its sole and exclusive remedy to liquidated damages in the amount of the sum of 2.50% of the aggregate Merger Consideration plus the Company’s documented reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, defense and performance of this Agreement and the transactions contemplated hereby (excluding such expenses incurred during the go-shop period and any other expenses unrelated to Parent and Merger Sub) and reimbursement of the filing fees paid by the Company in connection with the matter referenced in Section 6.1(c) (“Breach Fee”). The Breach Fee is payable if the Company terminates this Agreement: (i) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, (ii) pursuant to Section 7.1(e) or (iii) otherwise in accordance with the terms of this Agreement, and Parent or Merger Sub have breached any of the terms of this Agreement such that they do not satisfy the conditions set forth in Section 6.3 thereby causing the Closing not to be effected by the Outside Date. The Breach Fee shall be payable within five Business Days after the date of the termination of this Agreement by wire transfer of immediately available funds to the account designated in writing by the Company.
     (g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that none of the Company Breakup Fee, the Superior Fee, the Breach Fee or any Expenses payable hereunder is a penalty, but rather is liquidated damages in a reasonable amount that will compensate such party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In the event that the Company shall fail to pay the Company Breakup Fee, Superior Fee or Parent’s Expenses or Parent and Merger Sub shall fail to pay the Breach Fee when due, the Company, on the one hand, and Parent and Merger Sub on the other shall also reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.4. The parties hereto agree and understand that in no event shall the applicable party be required to pay (i) either the Company Breakup Fee, the Superior Fee, the Breach Fee or applicable Expenses on more than one occasion or (ii) both the Company Breakup Fee and the Superior Fee. The parties agree that any payment of the Superior Fee, the Company Breakup Fee, the Breach Fee and Parent’s Expenses, as the case may be, shall be the sole and exclusive remedy available to Parent and Merger Sub, on the one hand, and the Company, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the applicable amount, Parent, Merger Sub and the Company, as the case may be, shall have no further liability to the other parties hereunder.
     (h) Each of the Company, Parent and Merger Sub acknowledges and agrees that in no event whatsoever shall either Parent or Merger Sub on the one hand, or the Company, any of its Subsidiaries or RMI on the other hand, be liable for any indirect, special, punitive, consequential or similar damages.
     Section 7.5 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made that by Law requires further approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.6 Extension; Waiver; Remedies.
     (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall only relate to the specific matter waived.
     (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.
     Section 8.2 Entire Agreement; Assignment. This Agreement, including all exhibits hereto, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any Affiliate so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby; provided, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.
     Section 8.3 Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the City of Wilmington, Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in state or federal courts located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 8.4 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein; provided, however, the offending provision shall be enforced to the maximum extent permissible under applicable Law. The Company shall not, nor shall any Person claiming by, through or on behalf of the Company, be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to specifically enforce any of the terms of this Agreement.
     Section 8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by nationally recognized overnight courier service, or by facsimile or electronic transmission with confirmation of receipt, as follows:
     if to Parent or Merger Sub:
c/o Insight Equity I, LP
1400 Civic Place
Suite 250
Southlake, Texas 76092
Attention: Conner Searcy
Facsimile: (817) 488-7739
Email: csearcy@insightequity.com
with a copy (which shall not constitute notice) to:
Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attention: Ronald J. Lieberman
Facsimile: (404) 888-4190
Email: rlieberman@hunton.com
Hunton & Williams LLP
Fountain Place, Suite 3700
1445 Ross Avenue
Dallas, Texas 75202-2799
Attention: Andrew W. Lawrence
Facsimile: (214) 880-0011
Email: alawarence@hunton.com

if to the Company:
Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018
Attention: Bradley E. Larson
Facsimile: (602) 437-1681
Email: blarson@meadowvalley.com
with a copy (which shall not constitute notice) to:
4602 East Thomas Road
Phoenix, Arizona 85018
Attention: Don A. Patterson
Facsimile: (480) 619-4601
Email: donp@legacywc.com
with a copy (which shall not constitute notice) to
Special Committee of the Board of Directors
DLA Piper US LLP
2415 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Gregory R. Hall
Facsimile: (480) 606-5528
Email: greg.hall@dlapiper.com
or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.
     Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).
     Section 8.7 Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.8, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 5.7 (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     Section 8.9 Rules of Construction. The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document. The terms “hereby,” “herein,” “hereinafter” and similar terms refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement. The term “including” is followed by the phrase “without limitation.”
     Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     Section 8.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement substantially in the form set forth on Section 8.11(a) of the Company Disclosure Letter.
     (b) “Affiliate” and “Associate” have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
     (c) “Articles of Incorporation” means the Company’s Articles of Incorporation as in effect as of the date of this Agreement, including any amendments.
     (d) “Backlog” means (a) the value of incomplete work-in progress under written, fully executed contracts with project owners; (b) the potential, but undetermined guaranteed maximum prices of projects in the pre-construction services phase under agreements with owners under which the Company acts as construction manager and constructor, and (c) the bid amount for projects awarded to the Company, for which letters of intent or notices of intent to award such projects have been received but contracts with the principal have not been executed.
     (e) “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act.
     (f) “Bond” means any surety or other performance bond issued by a Surety and specifically naming Company or any Subsidiary as a principal to secure Company’s or any Subsidiary’s performance under a Construction Agreement for the benefit of the applicable Construction Agreement Party obligee.
     (g) “Bonded Project” means any Construction Agreement, the performance of which is secured or otherwise insured by a Bond.
     (h) “Bonding Arrangement” means any and all contracts and agreements and all obligations arising thereunder relating to or governing the relationship, rights and respective obligations between Company or any Subsidiary and any Surety for the issuance and maintenance of any Bonds, including, but not limited to (i) the Bonds issued by such Surety and (ii) any agreement for indemnity whereby Company or any Subsidiary agrees to indemnify Surety related to the issuance of any Bond.
     (i) “Bonding Capacity” means the availability for issuance, in United States Dollars, of the face amount of Bonds to be outstanding at any given time.

     (j) “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.
     (k) “Bylaws” means the Bylaws of the Company as in effect as of the date of this Agreement, including any amendments.
     (l) “Company Disclosure Letter” means the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent and Merger Sub with respect to this Agreement.
     (m) “Company Rights Agreement” means that certain Rights Agreement, dated as of February 13, 2007, by and between the Company and Corporate Stock Transfer, Inc., as amended.
     (n) “Company SEC Reports” means all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date.
     (o) “Confidentiality Agreements” mean (i) the confidentiality agreement, dated as of December 10, 2007 (as amended through the date of this Agreement), by and between the Company, YVM Acquisition Corporation and the other parties thereto and (ii) the confidentiality agreement, dated as of April 10, 2008, by the Company in favor of Insight Equity I LP, YVM Acquisition Corporation and the other parties named therein.
     (p) “Construction Agreement” means any contract, agreement, purchase order or other contractual arrangement by and between or among a Construction Agreement Party and Company or any Subsidiary or RMI, setting forth the terms and conditions governing or otherwise related to a Construction Project.
     (q) “Construction Agreement Party” means any Person, other than Company or any Subsidiary or RMI, that is a party to a Construction Agreement.
     (r) “Construction Project” means the commencement, continuance and completion of all performance obligations of Company or any Subsidiary under the terms of a Construction Agreement.
     (s) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations.
     (t) “EBIT” “ shall mean, net income (or loss), but excluding the income (or loss) of any Person, other than Subsidiaries existing on the date hereof in connection with evaluating the Company’s EBIT, plus, for the Company and its Subsidiaries existing on the date hereof, on the one hand, and RMI, on the other hand (i) any provision for (or less any benefit, including income tax credits, from) federal, state, local or other income and franchise taxes deducted in the determination of net income for the twelve full months immediately preceding the Effective Time, (ii) interest expense, net of interest income, deducted in the determination of net income for the twelve full months immediately preceding the Effective Time, (iii) less extraordinary gains included in the determination of net income during the twelve full months immediately preceding the Effective Time, net of related tax effects. For purposes hereof, EBIT shall further exclude reasonable non-recurring out-of-pocket costs incurred exclusively in connection with the negotiation, execution and performance of this Agreement; provided, however, costs incurred in connection with the activities contemplated by Section 5.2 shall not be so excluded.
     (u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (v) “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) or ERISA or would be deemed to have a relationship described in Section 414(m or 414(o) of the Code.
     (w) “Facility” or “Facilities” means all buildings, improvements and fixtures located on the Owned Real Property or Leased Real Property, as the case may be.
     (x) “GAAP” means United States generally accepted accounting principles, consistently applied.
     (y) “Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).
     (z) “knowledge” of the Company means the current actual knowledge of Kenneth D. Nelson, Bradley E. Larson, David D. Doty, Robert W. Bottcher, Robert A. Terril and Robert R. Morris, and such knowledge these individuals would reasonably be expected to have after due inquiry.
     (aa) “Lease” or “Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether oral or written), including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto, relating to the Owned Real Property or Leased Real Property.
     (bb) “Leased Real Property” means the real property leased, occupied or used by the Company, any of its Subsidiaries or RMI pursuant to a Lease, together with all improvements and fixtures thereon and all easements, rights of way and other appurtenances thereto, as set forth on Section 3.16(b) of the Company Disclosure Letter (which is separated into real property leased by the Company and any of its Subsidiaries, on the one hand, and RMI, on the other hand).
     (cc) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.
     (dd) “Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations or financial condition of the Company and its Subsidiaries and RMI, taken as a whole; provided, however, that the following, alone or in combination, shall not be deemed to constitute a Material Adverse Effect: (i) facts, circumstances, events or changes generally affecting any industries or markets in which the Company, its Subsidiaries or RMI operate, provided that, in each case, such events, changes, effects, developments, conditions or occurrences do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate; (ii) (x) facts, circumstances, events or changes generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism,) or (y) changes in interest rates, provided that, in each case, such events, changes, effects, developments, conditions or occurrences do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate; (iii) facts, circumstances, events or changes resulting from (x) the announcement or the pendency of this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, or (y) changes in applicable Law, GAAP or accounting standards (provided that such changes are first announced after the date hereof and do not have a disproportionate effect on the Company, its Subsidiaries or RMI as compared to other persons in the industry and in the region in which they operate); (iv) changes in the market price or trading volume of the Company’s common stock; (v) changes in any analyst’s recommendations, any financial strength rating or any other similar recommendations or ratings as to the Company or RMI (including, in and of itself, any failure to meet analyst projections); or (vi) any reduction in maximum borrowings under RMI’s existing line of credit loan agreement or replacement line of credit, that does not exceed $1.0 million; or (vii) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (including projections relating to 2008); provided, however, without limiting the generality of the events, changes, effects, developments, conditions or occurrences that may constitute a material adverse effect and without giving effect to clauses (i), (ii)(x) and (iii)(y) above, the parties agree that any events, changes, effects, developments, conditions or occurrences that cause, or are reasonably likely to cause, either individually or in the aggregate, a decrease in the fair market value of the Company in excess of $6.0 million shall constitute a Material Adverse Effect for purposes of this Agreement (with such decrease in fair market value being measured from the date hereof to the applicable time, from the perspective of a willing buyer and a willing seller, each being under no compulsion to enter into such a transaction).
     (ee) “Owned Real Property” means the real property owned by the Company, any of its Subsidiaries or RMI, together with all improvements and fixtures thereon and all easements, rights-of-way and other appurtenances thereto, as set forth on Section 3.16(a) of the Company

Disclosure Letter (which is separated into real property owned by the Company and any of its Subsidiaries, on the one hand, and RMI, on the other hand).
     (ff) “Parent Disclosure Letter” means the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company with respect to this Agreement.
     (gg) “Parent Material Adverse Effect” means any event, change, effect, development, condition or occurrence that would prevent or delay (to a date beyond the Outside Date) consummation of the Merger, receipt of the Financing or the ability of Parent and Merger Sub to perform their obligations under this Agreement.
     (hh) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings with appropriate reserves in accordance with GAAP; (ii) zoning, building and other land use laws imposed by a Governmental Entity having jurisdiction that, individually or in the aggregate, do not materially interfere with the Company’s, one of its Subsidiary’s or RMI’s operation of the applicable business, occupancy, use, marketability or value of the assets subject thereto; (iii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been set forth in the Company Balance Sheet or the RMI Balance Sheet; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice for amounts not yet due and payable; (v) those liens that are specifically listed on Section 8.11(ii) of the Company Disclosure Letter; and (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, individually or in the aggregate, in any material respect, the value, marketability or continued use, ownership and occupancy of the Owned Real Property or Leased Real Property.
     (ii) “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, broadly construed.
     (jj) “Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to ERISA and, excluding any plans that are statutory plans, each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based incentive or compensation arrangement, retirement, vacation, severance, disability, salary continuation, paid time off, death benefit, hospitalization, medical or other welfare benefit or any other employee benefit and/or compensation plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates may have any material obligation to contribute, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any material liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits and/or compensation to any current, former or future employee, officer or director of the Company, RMI, Subsidiary, or any of their respective ERISA Affiliates or to any beneficiary or dependent thereof.

     (kk) “Representatives” means, when used with respect to Parent or the Company, the directors, managers, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.
     (ll) “RMI” means Ready Mix, Inc., a Nevada corporation, and its Subsidiaries unless the context otherwise requires.
     (mm) “RMI SEC Reports” means all filings made by RMI with the SEC, including those that RMI may file after the date of this Agreement until the Closing Date.
     (nn) “SNDA” means that certain subordination, non-disturbance and attornment agreement between Merger Sub, one of its Subsidiaries or RMI and any lender that holds a lien on the Leased Real Property, dated on or before the Closing Date in a form mutually agreeable to Parent and such lender, whereby, in the event that the lender forecloses on the Leased Real Property, lender agrees not to disturb Merger Sub’s, its Subsidiary’s or RMI’s occupancy and use of such Leased Real Property pursuant to the terms and conditions of the lease between Merger Sub, one of its Subsidiaries or RMI, and the owner of the Leased Real Property, and Merger Sub, its Subsidiary or RMI shall attorn to such lender’s or third party purchaser’s rights as lessor under the aforementioned lease.
     (oo) “Solicitation Period End-Date” means 11:59 p.m. (New York Time) on the date that is 45 days after the date of this Agreement.
     (pp) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.
     (qq) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity; provided, that Subsidiary shall mean a subsidiary of the Company unless the context otherwise dictates; provided, further, that when Subsidiary is referring to a Subsidiary of the Company it shall not be deemed to include RMI.
     (rr) “Surety” means the issuer of any Bond.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

Phoenix Merger Sub, Inc., a Nevada corporation

By:	/s/ Ted W. Beneski

Name:	Ted W. Beneski

Title:	Chairman of the Board

Phoenix Parent Corp., a Delaware corporation

By:	/s/ Ted W. Beneski

Name:	Ted W. Beneski

Title:	Chairman of the Board

Meadow Valley Corporation, a Nevada corporation

By:	/s/ David Doty

Name:	David Doty

Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
ESTOPPEL CERTIFICATE
     The undersigned (“Landlord”) is the lessor under that certain lease agreement dated ___, 200__, between Landlord and                     , a                      (“Tenant”) (the “Lease”) with respect to the property located at                      (the “Leased Premises”) (as more particularly described in the Lease).
     With respect to the Lease, the undersigned Landlord, having the power and authority to do so, hereby states, certifies and affirms to Tenant and Purchaser as follows:
     (a) A true, correct and complete copy of the Lease and all of the amendments and modifications of, and assignments with respect to the Lease, is attached hereto as Exhibit A, and except to the extent set forth on Exhibit A, the Lease has not been modified or amended in any respect whatsoever and represents the entire agreement between Landlord and Tenant.
     (b) Landlord is the present lessor under the Lease and is the fee simple owner of the Leased Premises.
     (c) The term of the Lease commenced on                     ,                     , and expires (unless extended as provided in the Lease) on                     ,           .
     (d) Base Rent in the amount of $                     per month is due in advance on the                      day of each month. All Base Rent has been paid through and including                     ,           .
     (e) Landlord is currently holding a security deposit in the amount of $                     pursuant to the terms of the Lease.
     (f) To the knowledge of Landlord, (i) Tenant is not at this time otherwise in default under any of the terms or provisions of the Lease, and (ii) there is no event or condition in existence as of the date hereof which would, with the passage of time or the giving of notice or both, constitute a default under the Lease or otherwise entitle Landlord to terminate the Lease or exercise any other remedy thereunder.

LANDLORD:

By:

Name:

Title:

A-1

EXHIBIT A
Lease and all Amendments, Modifications and Assignments

A-2

EXHIBIT B
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
When recorded return to:

Tax Map Number:
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) dated the            day of                     , 200      , is made among                                          , a                                            , having an address of                                        (“Tenant”) and                                            , a                                            , having an address of                                             (“Lender”).
RECITALS
     A. Tenant is the holder of a leasehold estate in a portion of the property located in                                         , (the “Property”) under and pursuant to the provisions of a certain                                          dated as of                                          , between                       (“Landlord”), as landlord, and Tenant or its predecessor in interest, as tenant (as amended through the date hereof, the “Lease”);
     B. The Property is encumbered by [Deed of Trust/Mortgage/Security Agreement] (the “Security Instrument”) from Landlord to                                                      , a                                          , as Trustee, for the benefit of Lender; and
     C. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and relying on the covenants, agreements, representations and warranties contained in this Agreement, Lender and Tenant agree as follows:
     1. Subordination of Lease. The Lease is and shall be subject and subordinate to the provisions and lien of the Security Instrument and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of the principal amount and other sums secured thereby and interest thereon, as if the Lease had been executed and delivered after the execution, delivery and recording of the Security Instrument.
     2. Attornment. Tenant agrees that Tenant will attorn to and recognize: (i) Lender, whether as mortgagee in possession or otherwise; or (ii) any purchaser at a foreclosure sale under the Security Instrument, or any transferee who acquires possession of or title to the Property, or any successors and assigns of such purchasers and/or transferees (each, a “Successor”), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease upon the terms and conditions set forth therein. Such attornment shall be effective and self-operative without the execution of any further instruments by any party hereto.
          3. Non-Disturbance. So long as Tenant complies with Tenant’s obligations under this Agreement and is not in default under the Lease beyond any applicable cure period, neither Lender nor any Successor will disturb Tenant’s use, possession and enjoyment of the Leased Premises, nor will Tenant’s rights under the Lease be impaired in any foreclosure action, sale under a power of sale, transfer in lieu of the foregoing, or the exercise of any other remedy pursuant to the Security Instrument.
          4. Assignment of Leases. Tenant agrees that if Lender, pursuant to the Security Instrument, and whether or not it becomes a mortgagee in possession, shall give notice to Tenant that Lender has elected to require Tenant to pay to Lender the rent and other charges payable by Tenant under the Lease, Tenant shall, until Lender shall have canceled such election, thereafter pay to Lender all rent and other sums payable under the Lease without Tenant being obligated to make any inquiry as to whether a default or an event of default actually exists under the Security Instrument, and notwithstanding any contrary instructions of or demand by the Landlord.
          5. Limitation of Liability. In the event that Lender succeeds to the interest of Landlord under the Lease, or title to the Property, then Lender and any Successor shall assume and be bound by the obligations of the landlord under the Lease which accrue from and after such party’s succession to any prior landlord’s interest in the Leased Premises, but Lender and such Successor shall not be: (i) liable for any act or omission of any prior landlord; (ii) liable for the retention, application or return of any security deposit to the extent not paid over to Lender; (iii) subject to any offsets or defenses which Tenant might have against any prior landlord; (iv) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord; or (v) bound by any further amendment or modification of the Lease made without Lender’s or such Successor’s prior written consent, unless it expressly assumes such obligation after it succeeds to the interest of the Lessor under the Lease. Nothing in this section shall be deemed to waive any of Tenant’s rights and remedies against any prior landlord.
          6. Right to Cure Defaults. Tenant agrees to give notice to Lender of any default by Landlord under the Lease, specifying the nature of such default, and thereupon Lender shall have the right (but not the obligation) to cure such default, and Tenant shall not terminate the Lease or abate the rent payable thereunder by reason of such default until it has afforded Lender thirty (30) days after Lender’s receipt of such notice to cure such default and a reasonable period of time in addition thereto (i) if the circumstances are such that said default cannot reasonably be cured within said thirty (30) day period and Lender has commenced and is diligently pursuing such cure, or (ii) during and after any litigation action including a foreclosure, bankruptcy, possessory action or a combination thereof.
          7. Miscellaneous. (i) The provisions hereof shall be binding upon and inure to the benefit of Tenant and Lender and their respective successors and assigns; (ii) any demands or requests shall be sufficiently given Tenant if in writing and mailed or delivered to the address of Tenant shown above and to Lender if in writing and mailed or delivered to                     , at the address shown above, or such other address as Lender may specify from time to time; (iii) this Agreement may not be changed, terminated or modified orally or in any manner other than by an instrument in writing signed by the parties hereto; (iv) the captions or headings at the beginning of each paragraph hereof are for the convenience of the parties and are not part of this Agreement; and, (v) this Agreement shall be governed by and construed under the laws of the State of                     .
[Signatures appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this instrument as of the day and year first above written.

Tenant

,
a

By:

Name:

Title:

State of
City/County of
The foregoing Agreement was acknowledged before me the undersigned Notary Public in the aforesaid jurisdiction by                             as                        of                                            , a                                           , on behalf of the                                         .
Witness my hand and official seal, this            day of                     , 200     .

,
Notary Public

Notary Seal
(Printed Name of Notary)

My Commission Expires:

Lender

.

By:

State of
City/County of
The foregoing Agreement was acknowledged before me the undersigned Notary Public in the aforesaid jurisdiction by                                          as                                           of                                         , on behalf of the [Bank].
Witness my hand and official seal, this ___ day of                     , 200__.

,

Notary Public

Notary Seal

(Printed Name of Notary)

My Commission Expires:

EXHIBIT C
MEMORANDUM OF LEASE

When recorded return to:	Tax Parcel Number(s):

MEMORANDUM OF LEASE
     THIS MEMORANDUM OF LEASE (this “Memorandum of Lease”) is dated effective as of the ___ day of                     , 200__, between                                         , a                                          as “grantor” for indexing purposes (“Landlord”), and                                         , a                                          , as “grantee” for indexing purposes (“Tenant”), and recites and provides as follows:
RECITALS:
     Landlord and Tenant entered into that certain lease agreement dated as of                     , 200__, as may be amended from time to time (the “Lease”), wherein Landlord leased to Tenant certain space located at                                         , and more particularly described on Exhibit A attached hereto (the “Premises”). Landlord and Tenant now desire to provide record notice of the Lease by filing the same in the real property records of                                            County,                                        .
MEMORANDUM OF LEASE:
     NOW, THEREFORE, the parties hereto provide the following information concerning the Lease:
     1. The name of the Landlord under the Lease is                      , a                      . The address for the Landlord under the Lease is                      .
     2. The name of the Tenant under the Lease is                                         , a                                                . The address for the Tenant under the Lease is                                         .

     3. The Lease is that certain lease agreement, dated as of                     , 200__, between Landlord and Tenant.
     4. The Premises is more particularly set forth on Exhibit A, which is attached hereto and incorporated herein.
     5. The initial term of the Lease commenced on                                          and ends on                     , 200__.
     IN WITNESS WHEREOF, the parties have caused this Memorandum of Lease to be executed by their duly authorized representatives.

LANDLORD:

	,	a

By:

Name:

Title:

STATE OF	)
) SS:
COUNTY/CITY OF	)

   The foregoing instrument was acknowledged before me in the aforesaid jurisdiction this ___ day of                                                            , 200___ by                                          , as                      of                                          , a                                         , on behalf of the                      .

My commission expires:

Notary Public

TENANT:
	,	a

By:

Name:

Title:

STATE OF	)
) SS:
COUNTY/CITY OF	)
     The foregoing instrument was acknowledged before me in the aforesaid jurisdiction this ___ day of                     , 200__, by                                         , as                                           of                                         , a                                         , on behalf of the                                         .

My commission expires:

Notary Public

EXHIBIT A
Description of the Premises